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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CNA Financial Corporation
(Name of Registrant as Specified In Its Charter)

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CNA FINANCIAL CORPORATION

Notice of Annual Meeting April 26, 2017

To the stockholders of
CNA FINANCIAL CORPORATION:

        The Annual Meeting of Stockholders of CNA Financial Corporation, a Delaware corporation, will be held at 333 South Wabash Avenue, Room 208N, Chicago, Illinois, on Wednesday, April 26, 2017, at 8:00 a.m., Chicago time, to consider the following proposals:

  (1)
  Election to the Board of the eight nominees named in this proxy statement;

  (2)
  An advisory (non-binding) vote to approve named executive officer compensation;

  (3)
  An advisory (non-binding) vote to determine whether a stockholder vote on executive compensation should be held every year, two years or three years;

  (4)
  Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for 2017; and

  (5)
  Transaction of such other business as may properly come before the meeting.

        Only stockholders of record at the close of business on March 3, 2017 are entitled to notice of and to vote at this meeting. You may revoke the proxy at any time before the authority granted therein is exercised.

By order of the Board of Directors,
JONATHAN D. KANTOR Executive Vice President, General Counsel and Secretary
Chicago, Illinois March 17, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 26, 2017. This proxy statement and the 2016 Annual Report to Stockholders are posted on the Company's website at www.cna.com.

CNA FINANCIAL CORPORATION
333 SOUTH WABASH AVENUE, CHICAGO, ILLINOIS 60604

Proxy Statement
Annual Meeting, April 26, 2017

        The Board of Directors of CNA Financial Corporation ("CNA," "we" or the "Company") submits this proxy statement in connection with the solicitation of proxies from the stockholders in the form enclosed.

        The persons named in this proxy statement as nominees for election as directors have been designated by the Board.

        Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A subsequently dated proxy, duly received, will revoke an earlier dated proxy. A stockholder may also revoke his or her proxy and vote in person at the Annual Meeting. Proxies will be voted in accordance with the stockholder's specifications and, if no specifications are made, proxies will be voted in accordance with the Board of Directors' recommendations. The approximate date of the mailing of this proxy statement is March 17, 2017.

        The Annual Meeting is open to holders of our Common Stock. To attend the meeting, you will need to register upon arrival. We may check for your name on our stockholders' list and ask you to produce a valid photo ID. If your shares are held in street name by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own CNA Common Stock, it is possible that you will not be admitted to the meeting.

        Whether or not you plan to attend the meeting, you are encouraged to submit a proxy to vote your shares by the Internet, telephone or mail, as follows:

VOTE BY INTERNET (www.proxyvote.com)
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern time, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE (1-800-690-6903)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern time, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

        On March 3, 2017, we had outstanding 270,640,187 shares of Common Stock. Holders of Common Stock have one vote for each share of stock held. Stockholders of record at the close of business on March 3, 2017 will be entitled to notice of, and to vote at, this meeting. The holders of a majority of shares of Common Stock issued and outstanding and entitled to vote when present in person or represented by proxy constitute a quorum at all meetings of stockholders, including the Annual Meeting. In accordance with the Company's By-Laws and applicable law, the election of directors and frequency of shareholder vote on executive compensation will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the eight nominees who receive the greatest number of votes cast for election as directors will be elected as directors of the Company and the frequency with the greatest number of votes cast will be considered when making future decision regarding the frequency of the advisory vote on executive compensation. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes"), will be counted for determining the presence of a quorum, but will not have any effect on the outcome of the election. The affirmative vote of shares representing a majority of the shares present and entitled to vote is required to approve the other matters to be voted on at the Annual Meeting. Shares which are voted to abstain will be considered present at the meeting, but since they are not affirmative votes for the matter they will have the same effect as votes against the matter.

Principal Stockholders

        The following table contains certain information as to all entities which, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock as of March 3, 2017, (unless otherwise noted) based on filings with the Securities and Exchange Commission ("SEC"). Each such entity has sole voting and investment power with respect to the shares set forth:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Loews Corporation ("Loews")	242,649,773	90%
667 Madison Avenue
New York, New York 10065-8087

        Because Loews holds a majority of our outstanding Common Stock, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other stockholders. Loews has advised the Company's Board of Directors that it intends to vote FOR the election of each of the Board's nominees for director, FOR the advisory (non-binding) vote approving named executive officer compensation, FOR an advisory vote on executive compensation to be submitted every year, and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for 2017. There are no agreements between CNA and Loews with respect to the election of CNA directors or with respect to the other matters to come before the meeting.

Director and Officer Holdings

        The following table sets forth certain information as to the shares of our Common Stock, as well as shares of common stock of Loews, our principal stockholder, beneficially owned by each director and nominee, and each Named Executive Officer included in the Summary Compensation Table in this proxy statement (individually, an "NEO" and collectively, the "NEOs"), and by all executive officers and directors of the Company as a group as of March 3, 2017 based on data furnished by them. The number of shares included with respect to stock appreciation rights ("SARs") awards granted under the Incentive Compensation Plan is the number of shares of our Common Stock each person would have received assuming a one-for-one exchange at time of exercise:

Name:	Shares of CNA Common Stock Beneficially Owned		Shares of Loews Common Stock Beneficially Owned
Jonathan D. Kantor	20,903		0
D. Craig Mense	92,992	(1)	0
Jose O. Montemayor	0		0
Thomas F. Motamed	876,247	(2)	0
Thomas Pontarelli	58,080		0
Don M. Randel	0		0
André Rice	0		0
Dino Robusto	12,000		0
Joseph Rosenberg	15,000		67,498	(3)
Timothy J. Szerlong	76,301	(4)	0
Andrew H. Tisch	106,100		15,166,452	(5)
James S. Tisch	106,100		16,251,548	(6)
Marvin Zonis	683		0
All executive officers and directors as a group (19 persons)	1,444,603	(7)	31,485,498	(8)

1.
Includes 30,000 SARs granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of March 3, 2017.

2.
Includes 240,000 SARs granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of March 3, 2017. Also includes 74,743 shares held by a charitable foundation as to which Mr. Motamed has shared voting and investment power.

3.
Represents shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Corporation 2000 Stock Option Plan ("Loews Stock Option Plan") which are exercisable currently or within 60 days of March 3, 2017.

4.
Includes 40,000 SARs granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of March 3, 2017.

5.
Includes 435,000 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Stock Option Plan which are exercisable currently or within 60 days of March 3, 2017. Also includes 2,393,797 shares held by trusts of which Mr. A.H. Tisch is the managing trustee and 510,000 shares held by a charitable foundation as to which Mr. A.H. Tisch has shared voting and investment power. Loews Common Stock shares beneficially owned by Mr. A.H. Tisch represent 4.38% of the outstanding shares of Loews Common Stock.

6.
Includes 435,000 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Stock Option Plan which are exercisable currently or within 60 days of March 3, 2017. Also includes 145,000 shares held by trusts of which Mr. J.S. Tisch is the managing trustee and 500,000 shares held by a charitable foundation as to which Mr. J.S. Tisch has shared voting and investment power. Loews Common Stock shares beneficially owned by Mr. J.S. Tisch represent 4.71% of the outstanding shares of Loews Common Stock.

7.
Includes 340,000 SARs granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of March 3, 2017. In aggregate, these holdings represent less than 1% of the outstanding shares of Common Stock.

8.
Includes 937,498 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Stock Option Plan which are exercisable currently or within 60 days of March 3, 2017.

ELECTION OF DIRECTORS
(Proposal No. 1)

        Pursuant to our By-Laws, the number of directors constituting the full Board of Directors has been fixed at eight. Each director shall be elected at the Annual Meeting and shall hold office until the next Annual Meeting and until his successor is elected and qualified. Directors need not be stockholders of the Company. Unless authority to do so is withheld, shares represented by valid proxies will be voted for the eight nominees identified below.

        Should any nominee or nominees become unavailable, the proxy holders will vote for the nominee or nominees designated by the Board of Directors. The Board has no reason to believe that any of the nominees will become unavailable.

        Set forth below is the name, principal occupation and business experience for at least the past five years, as well as certain other information for each nominee. Also included below is information regarding the qualifications, attributes and skills that led to the conclusion that each of these individuals should be nominated to serve as a director.

        Jose O. Montemayor, principal of Black Diamond Capital Partners I, LP since 2005. From 1999 to 2005, Mr. Montemayor was Insurance Commissioner for the State of Texas. He is a certified public accountant and a member of the Society of Financial Examiners, the Texas Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Mr. Montemayor's extensive knowledge and experience of the insurance industry, including 12 years as a senior insurance regulator, is valuable to our Board. He serves on the Audit, Compensation and Finance Committees and is the Chairman of the Audit Committee. Mr. Montemayor has been a director since 2007. Age 66.

        Don M. Randel, retired president of the Andrew W. Mellon Foundation, a position Mr. Randel held from July 2006 to March 2013. Prior to that, Mr. Randel served as President of the University of Chicago from 2000-2006. Mr. Randel's experience as a senior leader of a large institution is of great value to our Board. He is a member of the Audit, Compensation and Finance Committees. Mr. Randel has been a director since 2002. Age 76.

        André Rice, Founder and President of Muller & Monroe Asset Management, LLC (M2) since 1999. Prior to that, Mr. Rice founded in 1986 Rice Group Ltd. (RGL), an investment services company. He is a member of the National Association of Securities Professionals (NASP), the National Association of Investment Companies (NAIC), and serves on the Chicago Cook Workforce Investment Board. Mr. Rice's extensive investment knowledge and experience will be valuable to our Board. Age 59.

        Dino E. Robusto, Chairman of the Board and Chief Executive Officer. Prior to officially assuming the roles of Chairman and CEO of the Company on November 21, 2016, Mr. Robusto served in various senior management capacities at Chubb Limited, most recently as President of Commercial and Specialty Lines of the Chubb Group of Insurance Companies and Executive Vice President of Chubb Limited from 2013 until his retirement from Chubb in November 2015. Prior to that, he was President of Personal Lines and Claims from 2011 through 2013. Mr. Robusto joined Chubb in 1986. He serves on the Board of Directors of Junior Achievement of New Jersey and formerly served on the Boards of Directors of Applied Systems Inc. and RAND Corporation's Institute for Civil Justice, and on the Board of Advisors of Catalyst, Inc. Mr. Robusto's extensive insurance experience enables him to provide deep insight and knowledge regarding all aspects of the commercial insurance industry. Age 58.

        Joseph Rosenberg, Chief Investment Strategist of Loews since 1995. Prior to that time, Mr. Rosenberg served as Chief Investment Officer of Loews for 22 years. Mr. Rosenberg's extensive investment experience provides valuable insight and guidance as to many of the investment matters that come before the Board. He serves on the Finance Committee. Mr. Rosenberg has been a director since 1995. Age 83.

        Andrew H. Tisch, Co-Chairman of the Board of Loews since 2006. Mr. Tisch also serves as Chairman of the Executive Committee and a member of the Office of the President of Loews. He is a Director of the general partner of Boardwalk Pipeline Partners LP. ("Boardwalk") and serves on the Board of Directors of Diamond Offshore Drilling, Inc. ("Diamond"), subsidiaries of Loews. He currently serves on the Board of Directors of K12, Inc., a publicly traded technology-based education company and is also a member of the nominating & governance committee of such board. Mr. Tisch's positions with Loews, the majority stockholder of the Company, allow him to provide valuable perspective and advice to our Board. He serves on the Finance Committee and is the Chairman of the Executive Committee. Mr. Tisch has served as a director since 2006. He is the brother of James S. Tisch. Age 67.

        James S. Tisch, President and Chief Executive Officer and a member of the Office of the President of Loews. Mr. Tisch also serves as Director of Loews and Chairman of the Board of Directors of Diamond. Mr. Tisch served as Chief Executive Officer of Diamond until May, 2008. He currently serves on the Board of Directors of General Electric Company, a publicly traded company. Mr. Tisch's positions with Loews, as the majority stockholder of the Company, allow him to provide valuable perspective and advice to our Board. He serves on the Executive Committee and is the Chairman of the Finance Committee. Mr. Tisch has served as a director since 1985. He is the brother of Andrew H. Tisch. Age 64.

        Marvin Zonis, Professor Emeritus of International Political Economy, Leadership and E-Commerce at the Booth School of Business of the University of Chicago since 1989. Mr. Zonis has been a principal of Marvin Zonis & Associates, Inc., an international consulting firm, since its incorporation in 1978. He provides advice to various businesses and professional asset management firms all over the world, helping them to identify, assess and manage their risks in the changing global political environment. He has written extensively on globalization, digital technologies and emerging markets. Mr. Zonis brings to our Board broad experience in international economic and monetary affairs. He serves on the Audit and Finance Committees and is the Chairman of the Compensation Committee. M. Zonis has been a director since 1993. Age 80.

Director Independence

        Under the rules of the New York Stock Exchange (the "NYSE"), listed companies like CNA that have a controlling stockholder are not required to have a majority of independent directors. Because Loews holds more than 50% of the voting power of CNA, we are a controlled company within the meaning of the rules of the NYSE. Accordingly, our Board of Directors is not composed of a majority of directors who are independent. Nevertheless, our Board of Directors has determined that the following current Directors are independent under the listing standards of the NYSE (each, an "Independent Director" and collectively, the "Independent Directors"): Jose O. Montemayor; Don M. Randel; and Marvin Zonis. André Rice, a nominee for director, has also been determined to be independent under the listing standards of the NYSE. In assessing independence, an affirmative determination is made as to whether or not each director or nominee has any material relationship with the Company. In assessing the materiality of any relationship, our Board considers all relevant facts and circumstances, not merely from the standpoint of the director or nominee, but from that of any person or organization with which the director or nominee has an affiliation. Our Board considers the frequency and regularity of any services provided by or to, or other transactions between, our Company and the director or nominee or affiliated organization, whether they are being carried out at arms' length in the ordinary course of business and whether they are being provided or conducted substantially on the same terms as those prevailing at the time with unrelated parties for comparable transactions. Material relationships can include commercial banking, industrial, legal, accounting, charitable and familial relationships.

        Our Board has established guidelines to assist it in determining director independence under these listing standards. Under our Board's guidelines, a director would not be considered independent if any of the following relationships exists: (i) during the past three years the director has been an employee, or an immediate family member has been an executive officer, of the Company; (ii) the director or an immediate family member received, during any twelve month period within the past three years, more than $120,000 in direct compensation from the Company, excluding director and committee fees, pension payments and certain forms of deferred compensation; (iii) the director is a current partner or employee, or an immediate family member is a current partner of a firm that is the Company's internal or external auditor, or an immediate family member is a current employee of such a firm and personally works on the Company's audit, or, within the last three years, the director or an immediate family member was a partner or employee of such a firm and personally worked on the Company's audit within that time; (iv) the director or an immediate family member has at any time during the past three years been employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee; or (v) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million, or 2% of the other company's consolidated gross revenues.

Leadership Structure

        In the Company's leadership structure, the roles of Chairman of the Board and Chief Executive Officer are combined. The Board believes that this combined structure promotes unified leadership and direction for the Company. The Board meets regularly in executive session with the Chairman, without the presence of any other management personnel of the Company. In addition, the Board has complete and direct access to our entire management team.

        Our Independent Directors meet regularly in executive session without management participation. We have a position of presiding director whose primary responsibility is to preside over the executive sessions of the Independent Directors. The Chairmen of our Audit and Compensation Committees

alternate annually as the presiding director. Mr. Montemayor, as Chairman of our Audit Committee, currently serves as presiding director until the Annual Meeting.

Board Oversight of Risk Management

        Within the general construct of oversight responsibility for our organization, the Audit Committee of the Board retains oversight responsibility for the integrity of the financial statements, compliance and ethics program, legal risk and overall policies and procedures relating to risk management, including oversight of accounting policies, financial statement disclosures and internal controls over financial reporting, compliance matters and oversight of the process for establishing insurance reserves. This includes oversight of ongoing risk management efforts, material changes to risk appetite of the Company and significant emerging risk exposure.

        The Company's management provides regular reports to the Audit Committee in respect of the Committee's role in oversight, including presentations on the key management judgments and any new or significant transactions or accounting policy changes impacting the Company's quarterly financial results, reportable deficiencies in the internal control over financial reporting, reserve establishment and factors considered in such establishment, key risk reports and ongoing risk management efforts, status and effectiveness of the Company's legal compliance and business ethics program and internal audit processes and results. These presentations and reports are the bases for productive dialogue between the members of the Audit Committee and senior Company officials with primary responsibility in these areas.

        The entire Board oversees the risk management framework with respect to material risk on an enterprise-wide basis, including reserve risk, market risk, liquidity risk, credit risk, reputational risk and specific risks relating to our business operations, including insurance underwriting and claims, reinsurance, catastrophe risk, information technology, cybersecurity, human capital and business resiliency planning.

        Periodic reports are provided to the full Board by the Company's management which, among other things, seeks to systematically identify the principal risks facing the Company, identify and evaluate policies and practices which promote a culture that actively balances risk and reward, and evaluate risk management practices. These reports enable the full Board to conduct meaningful and substantive discussions and deliberations with senior management on these enterprise-wide risks.

Committees and Meetings

        Our Board of Directors has the following standing committees: Audit, Compensation, Executive and Finance. Members of the Audit and Compensation Committees are set forth below. The current members of our Executive Committee are Andrew Tisch (Chairman), James Tisch and Dino Robusto. All directors currently serve as members of our Finance Committee.

        Under the rules of the NYSE, listed companies like CNA that have a controlling stockholder are not required to have a Nominating Committee. Our Board of Directors as a whole performs the functions of a Nominating Committee. We do not have a specific policy regarding stockholder nominations of director candidates other than through the process described below in the "Stockholder Proposals for the 2018 Annual Meeting." Nominations for director positions are considered and determined by the Board through consultation with senior Company personnel. Possible nominees to our Board of Directors may be suggested by any Director to our Chairman of the Board or by any stockholder in the manner set forth under "Stockholder Proposals for the 2018 Annual Meeting." Although our Board of Directors does not have a formal policy on director diversity, our Board recognizes its importance and does take it into account in identifying director nominees.

        The Board does not currently have a retirement policy with respect to the Independent Directors.

Audit Committee

        The primary function of our Audit Committee is to assist our Board of Directors in fulfilling its responsibility to oversee management's conduct of our Company's financial reporting process, including review of the financial reports and other financial information of our Company, our Company's system of internal control over financial reporting, our Company's disclosure controls and procedures, and the annual independent audit of our Company's financial statements. This Audit Committee oversight of our financial statements covers both the financials reported in conformity with accounting principles generally accepted in the United States and the financials reported on a statutory basis. Our Audit Committee has sole authority to directly appoint, retain, compensate, evaluate and terminate our Company's independent registered public accounting firm and to approve all engagement fees and terms, including mandatory pre-approval of all engagements of the independent registered public accounting firm in accordance with policies and procedures adopted by our Audit Committee from time to time or as otherwise required. Our management is responsible for the Company's financial statements and reporting process, including its system of internal control over financial reporting. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States. Such firm also issues an opinion on the Company's internal control over financial reporting.

        The Charter of our Audit Committee is posted on the Company's website at www.cna.com and is also available in print free of charge to any stockholder who requests it. The current members of our Audit Committee are Jose O. Montemayor (Chairman), Don M. Randel and Marvin Zonis, each of whom is an Independent Director and also meets the additional independence requirements of applicable listing standards of the NYSE and SEC regulations. Each of the current members is financially literate, as determined by our Board. Our Board has determined that Mr. Montemayor is an "audit committee financial expert" under NYSE and SEC standards.

        Our directors are asked annually to report to our Company the number of audit committees of public companies on which such director serves. During 2016, no director reported serving on more than three audit committees of public companies.

Compensation Committee

        The primary function of the Compensation Committee is to determine, based on, and after consideration of, recommendations of our management, all elements of compensation for the senior executive officers of the Company who are deemed executive officers as that term is defined in the Securities Act of 1933, as amended, including the NEOs. The Compensation Committee also reviews and approves the terms and conditions of any employment arrangements between the NEOs and the Company or its subsidiaries and oversees all aspects of the Incentive Compensation Plan. The Charter of our Compensation Committee is posted on the Company's website at www.cna.com and is also available in print free of charge to any stockholder who requests it. The current members of our Compensation Committee are Marvin Zonis (Chairman), Jose O. Montemayor and Don M. Randel, each of whom is an Independent Director.

Code of Business Conduct and Ethics

        We have a Code of Business Conduct and Ethics (the "Code") which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code, as well as the Corporate Governance Guidelines, are posted on the Company's website at www.cna.com and are also available in print free of charge to any stockholder who requests them. We intend to post on our website any changes to or waivers of this Code for our principal executive officer, principal financial officer and principal accounting officer.

Meetings

        During 2016, there were 4 meetings of our Board of Directors, 4 meetings of our Finance Committee, 5 meetings of our Audit Committee, 5 meetings of our Executive Committee and 2 meetings of our Compensation Committee. Each individual who served as a director of the Company in 2016 attended not less than 75% of the total number of meetings of our Board of Directors and committees of our Board on which that director served during the year. Our Board encourages, but does not require, that all directors attend our stockholders' meetings. With the exception of Mr. James Tisch, all of our directors attended the 2016 Annual Meeting.

Audit Committee Report

        The role of our Audit Committee is to assist our Board of Directors with the responsibility of administering corporate policy in matters of accounting and control in its oversight of our financial reporting process. As set forth in the Charter of our Audit Committee, management of our Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Our Company's accounting and financial reporting principles and internal control over financial reporting and our disclosure controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations. Our Audit Committee functions as the liaison with our Company's internal audit area and our independent registered public accounting firm. The independent registered public accounting firm is responsible for auditing our Company's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. Such firm also issues an opinion on the Company's internal control over financial reporting.

        In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. Our Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, "The Auditor's Communication with Those Charged with Governance". In addition, the Audit Committee has discussed with the accounting firm their independence in relation to the Company and its management, including the matters in the written disclosures and annual letter provided to the Audit Committee by the independent registered public accounting firm as required by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence. The Audit Committee has determined that the provision of non-audit services provided by the auditors is compatible with maintaining the auditors' independence.

        The members of the Audit Committee rely, without independent verification, on the information provided to them by management and the independent registered public accounting firm and on management's representation that our financial statements have been prepared with integrity and objectivity. They do not provide any expert or special assurance as to our financial statements or any professional certification as to the independent registered public accounting firm's work. Accordingly, our Audit Committee's oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal control over financial reporting and our disclosure controls and procedures, that the audit of our financial statements has been carried out in accordance with the standards of the PCAOB, that our financial statements are presented in accordance with accounting principles generally accepted in the United States, or that our independent registered public accounting firm is in fact "independent".

        Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of our Audit Committee referred to above and in the Audit Committee's Charter, our Audit Committee has recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC and determined that the provision of non-audit services by Deloitte & Touche LLP to the Company in 2016 was compatible with maintaining the independence of Deloitte & Touche LLP in its audit of the Company.

SUBMITTED BY THE AUDIT COMMITTEE

Jose O. Montemayor (Chairman)
Don M. Randel
Marvin Zonis

Director Compensation

        Each of our non-employee Directors are currently entitled to an annual retainer of $54,000. In addition, members of our committees received the following annual retainers: Finance $4,000; Compensation $20,000 (Chair entitled to additional $5,000); and Audit $60,000 (Chair entitled to additional $20,000). Members of the Executive Committee do not receive compensation for their services in connection with the Executive Committee. No meeting-specific fees are otherwise provided. All director compensation is in cash.

        The following table shows, for each non-employee director, the amount of compensation paid for his service during 2016:

Name	Fees
Paul J. Liska (1)	$52,667
Jose O. Montemayor	$151,556
Don M. Randel	$138,000
Joseph Rosenberg	$58,000
Andrew H. Tisch	$58,000
James S. Tisch	$58,000
Marvin Zonis	$143,000
(1)
Paul J. Liska did not stand for re-election at our 2016 Annual Meeting.

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis describes the 2016 compensation program for our NEOs. During 2016, our executive management team consisted of the following NEOs:

  •
  Thomas F. Motamed, Chairman and Chief Executive Officer (retired from such roles November 19, 2016)

  •
  Dino E. Robusto, Chairman and Chief Executive Officer (succeeded to such roles following Mr. Motamed's retirement)

  •
  D. Craig Mense, Executive Vice President and Chief Financial Officer

  •
  Jonathan D. Kantor, Executive Vice President, General Counsel and Secretary

  •
  Timothy J. Szerlong, President, Worldwide Field Operations

  •
  Thomas Pontarelli, Executive Vice President and Chief Administration Officer

Leadership Transitions

        In October 2016, consistent with the Company's succession plan, we announced the appointment of Mr. Robusto to the position of Chairman and Chief Executive Officer, effective November 21, 2016. Mr. Robusto succeeded Mr. Motamed, who remained employed by the Company until his retirement date of December 31, 2016.

        In December, we announced the retirement of Mr. Pontarelli, effective December 31, 2016.

        For purposes of the SEC's compensation disclosure rules, Mr. Robusto, Mr. Motamed, and Mr. Pontarelli are all considered to be NEOs for the portion of 2016 they were employed by the Company. Except where noted, throughout this Compensation Discussion and Analysis and in the executive compensation tables that follow, we refer to the title of each NEO as was in effect on December 31, 2016. A discussion of Mr. Motamed's compensation arrangement with us appears in the section entitled "Retiring Chief Executive Officer Compensation" below.

Overall Executive Compensation Philosophy and Objectives

        We believe that our success is dependent upon the quality of senior management, and that compensation programs are important in attracting and retaining NEOs of superior ability and motivating their efforts on behalf of the Company. Accordingly, our compensation program for NEOs recognizes individual performance and contributions, as reflected both in the Company's overall results and in each NEO's contribution to them. To meet these objectives, we have established an approach to NEO compensation that combines elements of base salary and both cash and stock-based incentive compensation, as well as other benefits. In selecting these elements of NEO compensation, the Company has considered its historical compensation practices as they have evolved over the years, national surveys of executive compensation at comparable companies and the executive compensation programs of various peer companies, as well as applicable tax and accounting impacts of executive compensation.

        In addition, we continuously monitor the effectiveness of our compensation offerings for both NEOs and other senior leaders of the Company in order to ensure that we are well situated to attract and retain superb talent in a very competitive insurer employment environment. In connection with such regular review, analysis and data collection regarding compensation effectiveness, we may from time to time recommend changes to our compensation plan design, particularly with respect to incentive-based compensation.

        While we generally believe that written arrangements are not critical in attracting and retaining NEOs, unique circumstances may warrant the use of written arrangements from time to time. In preparing and negotiating compensation and benefit terms with respect to each NEO, we seek to realize the goals and objectives described above and to include the elements of compensation described in this Compensation Discussion and Analysis.

What We Pay and Why: Components of Executive Compensation

        In establishing the aggregate amount of compensation for each NEO, the primary factor is an evaluation of the individual's performance in the context of any contractual commitments to the individual executive, the extent and nature of the individual's responsibilities within the Company and the Company's performance during the period in question. As noted above, the Company also reviews and considers compensation levels and practices as shown in surveys and other materials. Based on these factors, the Company determines an overall level of compensation—a portion of which is to be paid as base salary and the balance of which would be incentive-based and equity-based awards, which are described in further detail in the "Narrative Supplement to the 2016 Summary Compensation Table and the 2016 Grants of Plan-Based Awards Table" section.

        The principal components of compensation for the Company's NEOs are:

  •
  Base salary;

  •
  Cash incentive compensation awards, based on annual performance measures;

  •
  Grants of stock-based awards; and

  •
  Retirement, medical and related benefits.

Quantitative and Qualitative Factors—Individual Performance

        In determining compensation, various factors are considered in evaluating each NEO's performance, including overall Company performance. In addition, other factors considered in determining annual bonus include the specific contribution to the overall performance of the Company by the business or operational unit led by each such NEO. Such contribution is reflected in various measurements, including the unit's profitability, growth and operational efficiency, as well as productive expense management and effective leadership. Factors particular to each NEO that also may be considered include significant project work and successful implementation of initiatives that affect the enterprise as a whole. Base salary and incentive opportunities for each NEO are also based, among other factors, on comparative market compensation data as described in the section entitled

"Comparative Market Data". Final approval of all compensation payments is made by the Compensation Committee, which retains authority to make discretionary reductions in the award amounts.

        Base Salary    Initial annual base salaries are set in consideration of median market data and other factors such as the executive's prior work experience and scope of responsibility. Thereafter, base salaries are reviewed by the Compensation Committee in connection with its annual compensation review. In order to ensure that we are well situated to attract and retain superb talent in a very competitive insurer employment environment, the annual base salaries of our NEOs are reviewed by the Chief Executive Officer and Compensation Committee relative to peer group and insurance and financial industry survey data (see "Comparative Market Data"), and their respective experience, level of responsibility, individual performance and tenure with the Company. Primarily due to the impact of limits on the deductibility of compensation as described below, the annual base salary of each of the Company's NEOs has been effectively limited to no more than $1 million.

        None of our NEOs received base salary increases for 2016.

        Incentive Compensation Awards    The Company's Incentive Compensation Plan provides for annual cash and long-term share-related incentive compensation for the NEOs of the Company, along with other executives. It is designed to qualify the amounts paid from time to time under the Incentive Compensation Plan to certain of the Company's officers as "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code ("IRC"). The elements of any incentive compensation for each NEO are subject to the terms and conditions of the Incentive Compensation Plan and the approval of the Compensation Committee.

        The Compensation Committee oversees all aspects of the Incentive Compensation Plan and has sole discretion to make all determinations on any matter relating to the Incentive Compensation Plan or any award granted under it. Under the Incentive Compensation Plan, the measures to be used for purposes of incentive awards may include one or more or any combination of a wide variety of corporate and personal performance components.

        Prior to 2016, our Incentive Compensation Plan had historically incorporated both adjusted net operating income and adjusted book value growth as performance measures. Beginning with the 2016 performance year, and as discussed in the Company's 2016 proxy statement, adjusted net operating income is now the sole measure utilized for determination of both the annual and long-term components of the incentive-based compensation for the NEOs. Any potential awards for NEOs under the plan are determined pursuant to the definition of adjusted net operating income and specific targets approved by the Compensation Committee at the beginning of each relevant performance cycle. Accordingly, for 2016, the determination of compensation under both the annual incentive award plan ("AIB"), which is payable entirely in cash, and the long-term performance share award plan ("PSP"), which is payable entirely in shares of the Company's Common Stock, was based on one formula approved by the Compensation Committee at the beginning of 2016. The PSP is based on a one-year performance cycle, with a following two-year vest, which we believe aligns all our senior leaders, including the NEOs, with the interests of stockholders. The first payout of the PSP, if any, will be in the first quarter of 2019. The former adjusted book value-based long term incentive award, based on three-year cycles, will roll off entirely after 2017, but payouts, if any, remain outstanding based on the 2014-2016 and 2015-2017 cycles.

        We believe the changes to our long-term incentive compensation approach that were implemented at the beginning of 2016 provide both a competitive and an appropriate compensation structure, while at the same time ensuring alignment between individual performance and contribution to the Company's operations with long-term stockholder value growth.

        In connection with the Company's transition from the adjusted book value-based long-term compensation to the PSP, our Compensation Committee approved a 2016 special supplemental equity award ("SSE") to senior leaders of the Company, including the NEOs, for retention purposes. The SSE consists of performance share units subject to both Company performance (based on adjusted net operating income, as defined and approved by the Compensation Committee) and service-based vesting. The number of SSE performance share units granted to each NEO was the same as the number granted under the new PSP. However, SSE payouts for NEOs and other officers of the Company may range from 0% to a target/maximum of 50% of the granted amount, based upon attainment of the performance goal, as determined by the Compensation Committee.

        For subject executive officers of the Company, the Compensation Committee accordingly approved AIB, PSP and SSE awards, each of which are based on adjusted net operating income definition approved by the Committee. Payouts of AIB are entirely in cash. Payouts of SSE are entirely in the Company's Common Stock, with 50% occurring following the end of the performance period, and the remaining 50% one year later. Payouts of PSP are entirely in the Company's Common Stock and will be made two years following the end of the performance period.

        Performance Assessment of all NEOs    Our management performs an analytical and advisory role in the process of determining incentive compensation for our NEOs. Our Chairman of the Board and Chief Executive Officer reviews all elements of incentive compensation for NEOs (other than himself) with our Senior Human Resources officer, and approves all recommendations to be made to the Compensation Committee as to those executives. Proposed incentive compensation awards to the Chief Executive Officer himself are developed by our Senior Human Resources Officer in consultation with the majority stockholder of our Common Stock, and then recommended to the Compensation Committee. Since each NEO who reports to the Chief Executive Officer is assessed separately by him and the Compensation Committee as to each element of compensation, there is no direct relationship among those elements from one NEO to another. The relationship among the various elements of compensation for each NEO individually is driven by the goal of providing the executive with an overall package of base and incentive compensation that fairly recompenses him for both Company and individual performance, in the judgment of the Compensation Committee in consultation with management. Accordingly, there is an annual assessment of all compensation elements collectively for each NEO, to assure that in the aggregate they represent a fair and balanced package in light of individual achievements and overall Company results.

        Annual Incentive Award    The 2016 Annual incentive awards under the Incentive Compensation Plan for the NEOs were calculated in accordance with a formula based upon our "adjusted net operating income" for that year, as defined by the Compensation Committee. The following is the definition of adjusted net operating income approved by the Compensation Committee:

        "Adjusted Net Operating Income" is defined as "net income," as reported in our fiscal year financial results, and adjusted by the following exclusions:

1)
Realized capital gains or losses, net of tax.

2)
The after-tax impact of items of gain, loss, income or expense (including but not limited to changes in accounting principles) which in the judgment of the Compensation Committee were extraordinary or unusual in nature or infrequent in occurrence.

3)
The after-tax impact of net investment income from limited partnership (LP) and common equity investments in excess of the 2016 budgeted amount. To the extent that LP and common equity net investment income is below the budgeted amount, include LP and common equity net investment income up to the budgeted amount.

4)
The after-tax impact of reserve strengthening and adverse dividend or premium development associated with asbestos and environmental pollution reserves for accident years prior to 2000, and reserve strengthening and adverse dividend or premium development covered under the NICO loss portfolio transfer that is not offset by losses ceded to NICO due to retroactive reinsurance accounting.

5)
The after-tax impact of catastrophe losses of the Company or its subsidiaries in excess of the 2016 budgeted amount. To the extent that catastrophe losses are below the budgeted amount, include catastrophe losses up to the budgeted amount.

6)
The after-tax impact of net reserve strengthening due to unlocking of assumptions relating to long term care liabilities or relating to a disposition, loss portfolio transfer or other transaction that fixes or limits the Company's exposure to long term care liabilities that the Committee deems to be in the best interest of shareholders.

7)
Any income tax expense or benefit attributable to the impact of a change in the federal income tax rate on deferred income tax assets and liabilities.

        We refer to "Adjusted Net Operating Income" as "NOI."

  NOI Achievement, as determined in accordance with the 2016 definition, is to be rounded to no more than the next 5% increment. The Committee retains the authority to exercise negative discretion on the final rounded achievement and on any of the items listed above except as specified in a contract between the Company or its subsidiaries and an eligible person.

        The foregoing NOI definition was applied in the determination of the annual incentive cash awards, as explained below.

        With regard to 2016 annual cash awards to NEOs, the Compensation Committee retained the authority to exercise negative discretion on any of the exclusions listed above, except to the extent provided otherwise in any employment agreements with NEOs. Although NOI as determined under this definition is derived from our net income, it does provide for certain exclusions. The primary purpose of the exclusions from net income reflected in the above definition of NOI is to remove those elements of income or loss which relate to one-time or extraordinary events or developments or other matters that, in the judgment of the Compensation Committee, are not appropriate to consider for purposes of assessing an NEO's performance and contribution to our operating results. The NOI for 2016, determined pursuant to the above definition, was $876 million, approximately $17 million higher than our reported net income, primarily as a result of certain adjustments provided for in the foregoing category of exclusions.

        Long-Term Incentive Award    After the completion of the one-year performance period, the 2016 PSP awards under the Incentive Compensation Plan for the NEOs will be determined in accordance with the same NOI formula set forth above. Full vesting of these awards will generally occur in March of the third year following the grant date, subject to the achievement of the performance goals. With regard to 2016 long-term incentive awards to NEOs, the Compensation Committee retained the authority to exercise negative discretion on any of the exclusions listed above, except to the extent provided otherwise in any employment agreements with NEOs.

Annual Incentive Cash Compensation Awards

        The annual incentive cash compensation awards under the Incentive Compensation Plan for the NEOs for 2016 were primarily determined by performance compared to preset quantifiable financial goals based upon NOI as determined by the Compensation Committee, which also set the level or levels of cash incentive award opportunity within those goals for each NEO. Typical primary recurring factors taken into account for purposes of determining annual incentive cash compensation award levels assigned for each NEO for a given year include such elements as: combined ratios; expense ratios; return on equity; catastrophe loss experience; handling of legal exposures; and net written premium production. As to any particular NEO, these factors may be considered both from an overall corporate viewpoint or in terms of performance for a particular factor within that executive's individual areas of responsibility, or both.

        Pursuant to Mr. Robusto's employment agreement, he was eligible for a prorated annual incentive cash award for 2016 to the extent Performance Criteria was satisfied. Mr. Robusto's annual target bonus opportunity is $2 million.

        For all NEOs, the Compensation Committee retains the power to exercise negative discretion for 2016 annual incentive cash compensation amounts of the amount produced by the applicable payout formula or NOI target ranges or amounts, as applicable. The Compensation Committee also reserves the right to eliminate these awards to the NEOs, uniformly, due to adverse financial conditions. In determining the annual incentive cash compensation awards for 2016, the Compensation Committee evaluated Company performance and individual performance against the pre-set financial goals of the Company and individual performance measures, as described above. However, while these factors were generally considered as part of the Compensation Committee's overall analysis of the payout amounts, none of the factors was formally weighted or reduced to a specific percentage or dollar amount figures. The primary driver of the annual incentive bonus amount to be paid to each NEO individually is based upon the assessment by Company senior management and the Compensation Committee of that NEO's success in his or her responsibilities during the performance period in question. Based upon this process of evaluation, the Compensation Committee applied negative discretion ranging from 0% to 34.4% and the 2016 annual incentive bonus payouts for the NEOs ranged 65.6% to 100% of the respective maximum annual incentive opportunities.

        For Messrs. Mense, Kantor, Szerlong and Pontarelli, the annual incentive cash compensation opportunities for 2016 were based upon a payout formula in each case of 0.5% of 2016 NOI as defined by the Compensation Committee, limited by individual maximum payment amounts of $3.3 million, $1.6 million, $1.75 million and $1.75 million, respectively. For the NEOs, assessment of individual performance in prior years and their respective responsibilities in 2016 are reflected as factors in the maximum individual payout amounts established as to each.

        The following table provides additional information:

Name	Year	Annual Incentive Cash Awards	Maximum Opportunity
Dino E. Robusto (1)	2016	$250,000	$333,333
Thomas F. Motamed	2016	$4,000,000	$4,000,000
D. Craig Mense	2016	$2,165,000	$3,300,000
Jonathan D. Kantor	2016	$1,500,000	$1,600,000
Timothy J. Szerlong	2016	$1,450,000	$1,750,000
Thomas Pontarelli	2016	$1,450,000	$1,750,000
(1)
The amount for Mr. Robusto represents a prorated annual incentive cash award.

        There is no requirement to reach a particular performance goal or payout formula in order for any of the NEOs to qualify for the 2016 annual incentive cash compensation opportunity, but payouts are limited by both actual 2016 NOI production and the individual pre-determined maximum payout amounts. Also, as discussed above, the potential for exercise of negative discretion by the Compensation Committee is a further limiting factor.

Long-Term Incentive Plan

        Under the Incentive Compensation Plan, potential PSP awards for NEOs, among other employees, are based upon NOI, and, for 2016, were determined pursuant to the definition approved by the Compensation Committee, NOI goals for the one-year performance period, are described in further detail in the "Incentive Compensation Awards" section. The payout for the 2016 award will be made following the end of a two-year vesting period after the end of the 2016 performance year, or following December 31, 2018.

        The ranges of PSP award opportunities for the NEOs for 2016, as determined by the Compensation Committee, are reflected below in the 2016 Grants of Plan-Based Awards Table. The long-term incentive awards are granted annually and are earned based on NOI for the initial performance year period and will become payable to the extent that specified targets are achieved and only after a two-year vesting period following the end of the performance period. Payouts, if any, of the PSP awards for NEOs may range from 0% to 200% of target, based upon attainment of the performance goals, as determined by the Compensation Committee in its sole discretion, with the entirety of such award payable in shares of the Company's Common Stock.

        For the 2016 PSP performance period, NOI for 2016 was 876 million, determined pursuant to the above definition. At the January 31, 2017 Compensation Committee meeting, the Compensation Committee determined and approved, based on the scale below and in its sole discretion, that the achievement for this award was equal to 100%.

2016 NOI	2016 Payout as a Percentage of Target
Below Threshold	0%
Between Threshold and Target	50%-99%
Target: $750-$850M	100%
Above Target	101%-200%

        Stock-Based Awards    Another element of our compensation program for NEOs is stock-based awards under the Incentive Compensation Plan which generally include performance share units and performance-based restricted stock units (RSUs).

  Retiring Chief Executive Officer Compensation

        For Mr. Motamed, the annual incentive cash compensation opportunity for 2016 was based upon a payout formula of 1.2% of 2016 NOI, as defined by the Compensation Committee, limited by his individual maximum payment amount of $4 million. Pursuant to Mr. Motamed's employment agreement, the Compensation Committee may exercise negative discretion to decrease or eliminate any portion of his earned annual incentive cash compensation payment that exceeds his annual target bonus opportunity of $2.5 million.

        Mr. Motamed received a PSP award and a SSE award as outlined in the 2016 Grants of Plan-Based Award Table. For Mr. Motamed, the awards only have a 100% cash component. For the 2016 PSP and SSE performance periods, at the January 31, 2017 Compensation Committee meeting, the Compensation Committee determined and approved that the achievement for these awards was equal to 100%.

        Mr. Motamed, pursuant to the current terms of his employment agreement, is entitled to receive an annual award of performance-based RSUs with a target value of $5 million. The 2016 award for Mr. Motamed was based upon the volume weighted average price during the 10 trading days immediately preceding the date of grant, with the target and maximum number of shares payable equal to 170,998 shares. At the January 31, 2017 Compensation Committee meeting, the Compensation Committee determined and approved, based on the scale below, that the achievement for this award was equal to 100.0% (or 170,998 shares). Mr. Motamed is fully vested in this award upon his retirement from the Company, pursuant to the terms of his employment agreement.

2016 NOI	2016 Achievement	2016 Percentage of RSUs Earned
Less than $350 million	Less than 50%	0%
$350 million to $750 million	50%-100%	80%-100%
$750 million to $1.70 billion	Above 100%	100%

        Retirement Plans    CNA provides funded, tax-qualified retirement plans for salaried employees, including executive officers (the "Qualified Plans") and unfunded, non-qualified equalization plans for certain highly compensated employees (the "Non-Qualified Plans") which provide for accruals and contributions not available under the Qualified Plans. The Qualified Plans and the Non-Qualified Plans both include defined contribution plans and defined benefit plans. The Qualified and Non-Qualified defined contribution plans are the CNA 401(k) Plus Plan (the "401(k) Plus Plan") and the CNA Non-Qualified Savings Plan, respectively. The Qualified and Non-Qualified defined benefit plans are the CNA Retirement Plan (the "Retirement Plan") and the CNA Supplemental Executive Retirement Plan (the "SERP"), respectively.

        Other Benefits    We provide limited types of perquisites and other personal benefits to our NEOs which we believe are reasonable, consistent with our overall compensation program to enable the Company to attract and retain superior employees for key positions and comparable with perquisite packages offered by our competitors to their senior executives. NEOs are generally entitled to participate in the various benefit plans, programs or arrangements established and maintained by the Company from time to time and applicable to its senior executives, including medical benefits, dental benefits, life insurance, short-term disability, long-term disability insurance, qualified and supplemental defined contribution and defined benefit plans, and to receive all fringe benefits made available to senior executives of the Company, including reimbursement for club memberships, annual physical examinations, preparation of personal income tax returns and paid parking. Each NEO's entitlement to such benefits is subject to the terms and conditions of the Company's policies with regard to them, as adjusted by the Company from time to time in its discretion. Severance and other benefits available to NEOs upon termination of employment are determined in accordance with any applicable agreements, which are summarized in the "Narrative Supplement to the 2016 Summary Compensation Table and the 2016 Grants of Plan-Based Awards Table" section, or the Company's severance or incentive compensation plans, as applicable.

        IRC Section 162(m) and Section 409A    Under IRC Section 162(m), unless classified as "qualified performance-based compensation," the amount of compensation deductible for federal income tax purposes which is paid by a publicly-held corporation to its CEO and certain other highly compensated officers during any year is limited to a maximum of $1 million per person, except that compensation which is considered to be "qualified performance-based compensation" is not subject to this limitation. To the extent our compensation policy can be implemented in a manner that maximizes the deductibility of compensation paid by the Company, the Board of Directors seeks to do so, subject to the contractual obligations to executives in particular cases.

        Section 409A of the IRC sets forth requirements for non-qualified deferred compensation to be deferred and paid under plans or arrangements that satisfy the requirements of the laws with respect to the timing of deferral elections, timing of payments and certain other matters. We believe that our current plans and programs either qualify for exemption from Section 409A or have been amended or designed to comply with Section 409A requirements.

        Comparative Market Data    The Compensation Committee reviews and approves the compensation for the NEOs. The Chairman of the Board and Chief Executive Officer reviews and approves recommendations made to the Compensation Committee regarding all compensation for the NEOs (other than himself). Recommendations regarding the Chief Executive Officer's compensation are developed by our Senior Human Resources officer in consultation with the majority stockholder of the Company's Common Stock.

        The Compensation Committee and the Chief Executive Officer are assisted in developing and evaluating the overall competitiveness of the compensation program by our Human Resources staff, which uses market data provided by the following executive compensation consulting firms: AON Hewitt—Total Compensation Measurement Survey; Mercer—Property & Casualty Insurance Compensation Survey; Willis Towers Watson—U.S. Financial Services Executive Survey—insurance industry and financial industry data. Also, comparative compensation information regarding our peer group of companies is evaluated each year. The competitor group for the 2016 evaluation consisted of the companies identified below, all of which are within the insurance industry.

  •
  The Allstate Corporation

  •
  American Financial Group, Inc.

  •
  Chubb Limited

  •
  CIGNA Corporation

  •
  Cincinnati Financial Corporation

  •
  The Hartford Financial Services Group, Inc.

  •
  Lincoln National Corporation

  •
  The Progressive Corporation

  •
  The Travelers Companies, Inc.

  •
  XL Capital

        These companies, as well as other companies within the insurance, financial services and certain other industries, represent the organizations against which CNA competes for key executives. This comparative compensation information, in conjunction with performance assessments as to past and expected future contributions of the individual, is used to develop annual compensation levels. In addition, the Company regularly reviews executive compensation plan design, e.g. annual and long-term incentives, to assess whether our executive compensation program is in-line with companies of similar size, industry and ownership structure. It is the Company's goal to set total compensation opportunities for the NEOs at levels generally comparable with those available to similarly placed executives at the Company's competitor group; however, the Company does not benchmark executive compensation in the sense of setting mandatory levels or percentiles of peer compensation within which compensation for any particular NEO must fall. Rather, the Company uses information from the surveys and peer companies cited above to assure that its recommendations to the Compensation Committee concerning overall compensation for each NEO are comparable to the full compensation packages given to executives in the same or similar positions in such peer companies and in companies from related industries. Thus, in any particular case, one or more components of a given NEO's entire compensation structure might not be directly aligned with the same component in compensation packages offered at peer companies, but overall compensation for that NEO would nevertheless be within the parameters reflected in peer and survey data as full compensation for the same or similar positions. This process promotes the Company's goal of offering its NEOs compensation structures that, taken as a whole, make it possible to retain the most talented and productive executive officers.

        Compensation Consultant    The Compensation Committee has the authority under its charter to engage outside consultants to assist in the performance of its duties and responsibilities. We will provide appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to any compensation consultant or other advisor retained by the Compensation Committee. Pursuant to this authority, the Compensation Committee would consider utilizing the services of a compensation consultant to assist in determining whether the elements of our executive compensation program are reasonable and consistent with our objectives, as needed. The Compensation Committee did not engage any outside consultants to perform such services in 2016.

        Non-Binding Stockholder Vote on 2015 Executive Compensation    We provide our shareholders with the opportunity to cast an annual advisory vote on our executive compensation program for our NEOs (referred to as a "say-on-pay" proposal). At the 2016 Annual Meeting, stockholders of the Company approved (91% approval), in a non-binding vote, the 2015 executive compensation as disclosed in the 2016 proxy statement. Our Compensation Committee believes that this affirms our shareholders' support for our compensation program for NEOs. In addition, the Compensation Committee and the Board of Directors have considered the guidance provided by this advisory (non-binding) vote. The Company is submitting the 2016 executive compensation, as disclosed in this proxy statement, to stockholders for approval, in an advisory (non-binding) vote, in Proposal No. 2.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        We have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company and, based on such review and discussion, have approved inclusion of the Compensation Discussion and Analysis in this Proxy Statement and in the Company's Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Marvin Zonis (Chairman)
Jose O. Montemayor
Don M. Randel

 COMPENSATION OF EXECUTIVE OFFICERS

        The following 2016 Summary Compensation Table summarizes compensation paid by the Company and its subsidiaries for services rendered in all capacities for our Chief Executive Officer, Chief Financial Officer and other NEOs as of December 31, 2016:

2016 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (a)	Bonus (b)	Stock Awards (c)	Option/ SARs Awards (d)	Non-Equity Incentive Plan Compensation (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (g)	Total
Dino E. Robusto	2016	$114,103	$3,250,000	$1,218,720	—	$250,000	—	$29,031	$4,861,854
Chief Executive Officer
CNA Financial Corporation
Thomas F. Motamed	2016	$1,000,000	—	$5,035,891	—	$4,062,500	—	$1,813,212	$11,911,603
Retiring CEO	2015	$1,000,000	—	$5,058,625	—	$4,137,500	—	$1,490,007	$11,686,132
CNA Financial Corporation	2014	$1,000,000	—	$4,905,780	—	$4,250,000	—	$1,280,067	$11,435,848
D. Craig Mense	2016	$825,000	—	$1,546,841	—	$2,165,000	—	$193,260	$4,730,101
Executive Vice President &	2015	$825,000	—	$515,596	—	$2,799,219	—	$212,605	$4,352,420
Chief Financial Officer	2014	$825,000	—	$515,608	—	$3,031,250	—	$225,676	$4,597,534
CNA Financial Corporation
Jonathan D. Kantor	2016	$800,000	—	$1,199,966	—	$1,500,000	$1,529,453	$153,600	$5,183,019
Executive Vice President,	2015	$800,000	—	$399,965	—	$2,220,000	$1,086,708	$63,141	$4,569,816
General Counsel & Secretary	2014	$800,000	—	$399,963	—	$2,400,000	$2,967,073	$40,055	$6,607,091
CNA Financial Corporation
Timothy J. Szerlong	2016	$700,000	—	$1,312,492	—	$1,450,000	—	$147,698	$3,610,190
President, Worldwide Field	2015	$700,000	—	$437,474	—	$2,107,344	—	$139,427	$3,384,245
Operations	2014	$700,000	—	$437,483	—	$2,087,500	—	$168,389	$3,393,372
CNA Insurance Companies
Thomas Pontarelli	2016	$700,000	—	$1,312,492	—	$1,475,000	$0	$150,382	$3,637,874
Executive Vice President &	2015	$700,000	—	$437,474	—	$2,121,875	$469,895	$58,085	$3,787,329
Chief Administration Officer	2014	$700,000	—	$437,483	—	$2,125,000	$1,230,979	$39,125	$4,532,587
CNA Financial Corporation
(a)
Base salary includes compensation deferred under the CNA 401(k) Plus Plan and CNA Non-Qualified Savings Plan. The amount reported for Mr. Robusto's base salary for 2016 consists of the salary paid to him for the portion of 2016 he was employed by the Company.

(b)
On commencement date of employment, the company paid Mr. Robusto a commencement bonus in cash of $3,250,000.

(c)
Represents the full grant date fair value of stock awards for fiscal years 2014, 2015 and 2016, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of assumptions used in calculation of these amounts, please see Note J to our consolidated financial statements included in our 2016 Annual Report on Form 10-K. For both Mr. Motamed's performance based RSUs and the performance share unit awards for Messrs. Mense, Kantor, Szerlong and Pontarelli, the amount reported assumes target level achievement, please refer to the "Stock-Based Awards" section of the Compensation Discussion and Analysis for more details on these awards.

(d)
Represents the full grant date fair value for fiscal years 2014, 2015, and 2016 related to stock option/SARs awards for financial statement reporting purposes, excluding forfeitures, in accordance with Financial Accounting Standards Board Accounting Codification Topic 718.

(e)
Amounts disclosed for 2016 are annual incentive plan cash awards. The amount for Mr. Robusto represents a prorated annual incentive cash award. The amount disclosed for Mr. Motamed is his annual incentive plan cash award and half of his SSE award payout which is paid entirely in cash occurring following the end of the 2016 performance period, as outlined in the 2016 Grants of

  Plan-Based Award Table. Amounts disclosed for 2014 and 2015 are annual incentive cash awards and BV-based long-term cash awards. Long-term cash awards for 2014 and 2015 were earned based on adjusted book value targets over a three-year performance period (please see table below for additional information).

(f)
The amount shown for the NEOs is attributable to the change in actuarial present value of the accumulated benefit under defined benefit plans. There can be no assurance that the amounts shown will ever be realized by the NEOs. For assumptions used in calculation of these amounts, please see the 2016 Pension Benefits Table.

(g)
Please refer to the All Other Compensation Table below for additional information.

Non-Equity Incentive Plan Compensation Footnote Table

Name	Year	Annual Incentive Cash Awards	Long-Term Cash Awards	Total Non-Equity Incentive Plan Compensation
Dino E. Robusto	2016	$250,000	$0	$250,000

Thomas F. Motamed	2016	$4,000,000	$62,500	$4,062,500
	2015	$3,750,000	$387,500	$4,137,500
	2014	$3,750,000	$500,000	$4,250,000

D. Craig Mense	2016	$2,165,000	$0	$2,165,000
	2015	$2,000,000	$799,219	$2,799,219
	2014	$2,000,000	$1,031,250	$3,031,250

Jonathan D. Kantor	2016	$1,500,000	$0	$1,500,000
	2015	$1,600,000	$620,000	$2,220,000
	2014	$1,600,000	$800,000	$2,400,000

Timothy J. Szerlong	2016	$1,450,000	$0	$1,450,000
	2015	$1,443,750	$663,594	$2,107,344
	2014	$1,275,000	$812,500	$2,087,500

Thomas Pontarelli	2016	$1,475,000	$0	$1,475,000
	2015	$1,443,750	$678,125	$2,121,875
	2014	$1,250,000	$875,000	$2,125,000

2016 ALL OTHER COMPENSATION TABLE

        The following 2016 All Other Compensation Table describes each component of the All Other Compensation column in the Summary Compensation Table for the year ended December 31, 2016.

Name	Year	Parking Benefit	Tax Preparation	Executive Physicals	Company Aircraft (a)	Club Memberships/ Companion Travel	Tax Reimbursements (b)	Dividend Equivalent Payments (c)	401(k) Plus Plan and Non-Qualified Savings Plan Contributions	Other (d)	Total
Dino E. Robusto	2016	$160	—	—	$21,016	—	—	—	$7,455	$400	$29,031
Thomas F. Motamed	2016	$1,920	—	—	$406,682	$8,357	$75,331	$983,922	$322,000	$15,000	$1,813,213
D. Craig Mense	2016	$1,920	$2,500	—	—	$7,940	—	—	$175,900	$5,000	$193,260
Jonathan D. Kantor	2016	—	—	—	—	—	—	—	$153,600	—	$153,600
Timothy J. Szerlong	2016	$1,920	—	—	—	$8,000	$1,191	—	$136,587	—	$147,698
Thomas Pontarelli	2016	$1,920	—	$2,140	—	$8,000	$1,735	—	$136,587	—	$150,382
(a)
Represents amounts for personal use of Company aircraft which represents the aggregate incremental cost to the Company. Aggregate incremental cost calculation includes variable costs associated with the personal use of Company aircraft and includes but is not limited to the following: fuel, maintenance labor and parts, engine maintenance, landing/parking fees, crew expenses, catering and supplies.

(b)
Under the Internal Revenue Code, the Company is required to impute income to each NEO for the value of perquisites. The amounts represented are reimbursements for taxes on imputed income related to personal use of Company aircraft applying the Standard Industry Fare Level (SIFL) methodology (Mr. Motamed), spousal travel on the Company aircraft (Mr. Szerlong) and an executive physical (Mr. Pontarelli).

(c)
Represents dividend equivalent payments made to Mr. Motamed in connection with vesting of restricted shares.

(d)
Represents an annuity payment per Mr. Motamed's contract payable beginning January 2014 through 2033. Represents legal fee reimbursement for Mr. Mense. Represents relocation reimbursement for Mr. Robusto.

2016 GRANTS OF PLAN-BASED AWARDS TABLE

        The following 2016 Grants of Plan-Based Awards Table provides additional information on awards and non-equity incentive plan awards granted to each of the NEOs during the year ended December 31, 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards
											Grant Date Fair Value of Stock Awards ($)(a)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Dino E. Robusto	LTI (Book value based)	11/21/16	$203,125	$406,250	$812,500	(b)	15,807	31,614	63,228	(b)	$1,218,720
	Annual Cash		—	$166,667	$333,333	(c)	—	—	—		—
Thomas F. Motamed	Performance RSUs	3/1/16	—	—	—		136,798	170,998	170,998	(d)	$5,035,891
	Performance Share Plan Award	5/5/16	$125,000	$250,000	$500,000	(e)	—	—	—		—
	Special Supplemental Equity Award	5/5/16	$62,500	$125,000	$125,000	(f)	—	—	—		—
	Annual Cash		—	$2,500,000	$4,000,000	(c)	—	—	—		—
D. Craig Mense	Performance Share Plan Award	5/5/16	—	—	—	(e)	15,914	31,828	63,656	(e)	$1,031,227
	Special Supplemental Equity Award	5/5/16	—	—	—	(f)	7,957	15,914	15,914	(f)	$515,614
	Annual Cash		—	$1,650,000	$3,300,000	(c)	—	—	—		—
Jonathan D. Kantor	Performance Share Plan Award	5/5/16	—	—	—	(e)	12,345	24,691	49,382	(e)	$799,988
	Special Supplemental Equity Award	5/5/16	—	—	—	(f)	6,172	12,345	12,345	(f)	$399,978
	Annual Cash		—	$1,200,000	$1,600,000	(c)	—	—	—		—
Timothy J. Szerlong	Performance Share Plan Award	5/5/16	—	—	—	(e)	13,503	27,006	54,012	(e)	$874,994
	Special Supplemental Equity Award	5/5/16	—	—	—	(f)	6,751	13,503	13,503	(f)	$437,497
	Annual Cash		—	$875,000	$1,750,000	(c)	—	—	—		—
Thomas Pontarelli	Performance Share Plan Award	5/5/16	—	—	—	(e)	13,503	27,006	54,012	(e)	$874,994
	Special Supplemental Equity Award	5/5/16	—	—	—	(f)	6,751	13,503	13,503	(f)	$437,497
	Annual Cash		—	$875,000	$1,750,000	(c)	—	—	—		—
(a)
Represents full grant date fair value of 2016 awards calculated in accordance with Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of assumptions, see Note J to our consolidated financial statements included in our 2016 Annual Report on Form 10-K. There can be no assurance that amounts shown under the Grant Date Fair Value of Stock Awards will ever be realized by the NEOs.

(b)
These amounts represent BV-based long-term incentive awards made under the Incentive Compensation Plan which is administered by the Compensation Committee. Mr. Robusto was granted a prorated amount based on his hire date and performance period remaining in the 2015-2017 performance cycle. The award has a 75% equity component and 25% cash component. The BV-based long-term incentive awards are earned based on adjusted book value growth over a three-year performance period and will become payable only to the extent that specified adjusted book value growth goals are achieved. The payouts can vary from 0% to 200% of the original target based on the attainment of performance goals. Only awards related to the 2015-2017 performance cycle are included in this table. Please refer to the Incentive Compensation Awards section of the Compensation Discussion & Analysis for more information concerning these awards.

(c)
These amounts represent annual incentive cash awards granted under the Incentive Compensation Plan. The awards for each of the NEOs consist of an amount equal to a portion of that percentage of NOI established by the Compensation Committee as the annual performance goal, subject to maximum amounts. The actual 2016 annual incentive cash award achievements were determined and approved by the Compensation Committee on January 31, 2017 and are reflected in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. Please refer to the "Annual Incentive Cash Compensation Awards" section of the Compensation Discussion and Analysis for more information concerning these awards.

(d)
On March 1, 2016 Mr. Motamed was awarded a performance-based RSU award with a target value of $5 million (or 170,998 target shares). At the January 31, 2017 Compensation Committee meeting, the Compensation Committee determined that the achievement for this award was equal to 100% (170,998 shares). Please refer to the "Stock-Based Awards" section of the Compensation Discussion and Analysis for more details on this award.

(e)
These amounts represent Adjusted NOI-based long-term incentive awards made under the Incentive Compensation Plan which is administered by the Compensation Committee. For Messrs. Mense, Kantor, Szerlong and Pontarelli the award has a 100% equity component. For Mr. Motamed the award only has a 100% cash component. The Adjusted NOI-based long-term incentive PSP awards are granted annually and are earned based on NOI for the initial performance year period and will become payable to the extent that specified targets are achieved and only after a two-year vesting cycle following the end of the performance period. At the January 31, 2017 Compensation Committee meeting, the Compensation Committee determined that the achievement for these awards was equal to 100%, which equates to the figures denoted in the "Target" column of the table. Such performance share unit awards will vest no later than March 2019. Only awards related to the 2016 performance cycle are included in this table. Please refer to the Incentive Compensation Awards section of the Compensation Discussion & Analysis for more information concerning these awards.

(f)
These amounts represent Adjusted NOI-based long-term incentive awards made under the Incentive Compensation Plan which is administered by the Compensation Committee. For Messrs. Mense, Kantor, Szerlong and Pontarelli the award has a 100% equity component. For Mr. Motamed the award only has a 100% cash component. The Adjusted NOI-based long-term incentive SSE awards are earned based on NOI for the initial performance year period and will become payable to the extent that specified targets are achieved. The number of SSE performance share units granted to each NEO was the same as the number granted under the new PSP. However, SSE payouts for NEOs and other officers of the Company were set at a target/maximum equal to 50% of the granted amount, based upon attainment of the performance goal and as determined by the Compensation Committee. At the January 31, 2017 Compensation Committee meeting, the Compensation Committee determined that the achievement for these awards was equal to 50% of the granted amount, which equates to the figures denoted in the "Target" column of the table. The vesting of awards earned for NEOs, as well as other executive officers and senior vice presidents, will be 50% of the achieved awards occurring on March 15, 2017, and the remaining 50% one year later in March 2018. Please refer to the Incentive Compensation Awards section of the Compensation Discussion & Analysis for more information concerning these awards.

Narrative Supplement to the 2016 Summary Compensation Table and the 2016 Grants of Plan-Based Awards Table

        The terms of employment of the NEOs, and the form of their written arrangements if any, are approved by the Compensation Committee. Currently, Messrs. Robusto, Motamed and Mense have an effective employment arrangement with the Company. With the exception of the foregoing, there were no severance arrangements applicable to any NEO in 2016. The material terms, including relating to severance, applicable to Messrs. Robusto and Motamed pursuant to their respective employment agreement and to Mr. Mense pursuant to his retention agreement, are described below.

        Pursuant to an employment agreement, dated November 13, 2015, Mr. Robusto was appointed Chairman of the Board and Chief Executive Officer of the Company, with such term beginning following the retirement of Mr. Motamed as Chairman of the Board and Chief Executive Officer effective November 21, 2016. Mr. Robusto's agreement provides for his term to expire on November 21, 2020 and annual base salary compensation of $1,000,000, subject to potential increases by our Board of Directors or Compensation Committee.

        In addition, Mr. Robusto is entitled to commencement payments as specified in the employment agreement, annual incentive cash awards under the Incentive Compensation Plan with an annual target bonus opportunity of $2 million and a maximum annual bonus opportunity of $4 million, as well as certain long-term incentive cash and equity awards, calculated pursuant to specific performance goals as outlined in the "Compensation Discussion and Analysis" section above, and as determined by the Compensation Committee and subject to its approval and adjustment.

        If Mr. Robusto's employment is terminated by the Company without "cause" or he resigns for "good reason" (each as defined in the agreement), he will receive, at a minimum, unpaid base salary through the termination date, the balance of any unpaid annual incentive cash awards and long-term incentive cash awards for the performance period in which termination occurs, prorated to date of termination; unpaid expense reimbursements and 24 months of Company subsidized participation in the medical, dental, vision, life and disability plans in which he was enrolled prior to termination.

        Further, under the foregoing termination circumstances, if Mr. Robusto timely executes, delivers and does not revoke a release in the time, manner and form described in the agreement, he shall be entitled to receive severance payments and benefits as described in the employment agreement. The foregoing severance payments are subject to deferral pursuant to the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations elated to it.

        Pursuant to an employment agreement, dated May 22, 2008, and as amended October 24, 2008, March 3, 2010 and September 8, 2011, Mr. Thomas F. Motamed served as Chairman of the Board and Chief Executive Officer of the Company through November 19, 2016. His annual base compensation was $1,000,000, subject to potential increases by our Board of Directors or Compensation Committee. In addition, Mr. Motamed was entitled to earn annual incentive cash awards under the Incentive Compensation Plan with an annual target bonus opportunity of $2.5 million and a maximum annual bonus opportunity of $4 million, as well as certain long-term incentive cash awards, calculated pursuant to specific performance goals as outlined in the "Compensation Discussion and Analysis" section above, and as determined by the Compensation Committee and subject to its approval and adjustment. Under the employment agreement, Mr. Motamed was entitled to an annual target grant of performance-based RSUs with a value of $5 million, based upon the volume weighted average price during the 10 trading days immediately preceding the date of grant.

        If Mr. Motamed's employment had been terminated by the Company without "cause" or he resigns for "good reason" (each as defined in the agreement), he would have received, at a minimum, unpaid base salary through the termination date, the balance of any unpaid annual incentive cash awards and long-term incentive cash awards for the performance period in which termination occurs, prorated to date of termination; full vesting of all outstanding SARs, with SARs remaining exercisable for the lesser of three years following termination or the balance of the maximum term; full vesting of any outstanding RSUs whose vesting is based solely on continued employment; full vesting of performance-based RSUs granted in the calendar year of termination or in the previous year, subject solely to satisfying performance criteria of such RSUs; and 42 months of Company subsidized participation in the medical, dental, vision, life and disability plans in which he was enrolled prior to termination. In addition, under the foregoing termination circumstances, if Mr. Motamed had timely executed, delivered and did not revoke a release in the time, manner and form described in the agreement, he would have been entitled to receive severance payments in the amount of $312,500 per month commencing with month of termination through the remaining term of his employment agreement; provided however, severance payments shall have been made for a period of no less than six months following termination and any severance payments will be made in substantially equal installments, not less frequently than monthly. Mr. Motamed was entitled to the following special termination payments: (i) a payment of $15,000 annually commencing January 2014 and ending on

January 2033; and (ii) a lump sum payment equal to $1.5 million to be paid within 30 days following termination. The foregoing severance payments are subject to deferral pursuant to the provisions of IRC Section 409A and the Treasury Regulations related to it.

        If Mr. Motamed's employment had been terminated in connection with a change of control, as such term is defined in his employment agreement, he will receive: any unpaid base salary through the termination date, the balance of any unpaid annual incentive cash awards and long-term incentive cash awards for the performance period in which termination occurs, prorated to the date of termination; full vesting of all outstanding SARs, with SARs remaining exercisable for the lesser of 90 days following termination or the balance of the maximum term; full vesting of any outstanding RSUs where vesting is based solely on continued employment; and full vesting of any earned but unvested performance-based RSUs. In addition, Mr. Motamed was entitled to reimbursement, on an after-tax basis, for any excise tax due as a result of any payment under his employment agreement being treated as an "excess parachute payment" under IRC Section 280G.

        Pursuant to a retention agreement, dated February 4, 2016, Mr. Mense serves as Executive Vice President and Chief Financial Officer of the Company. The agreement provides for a term through November 19, 2018 (the "Target Date"), at which time a retention bonus will be payable to Mr. Mense in the amount of between $3.5 million and $4 million at the discretion of the Compensation Committee. The retention bonus will be payable earlier than the Target Date should Mr. Mense be terminated without "cause" or if he resigns for "good reason" (each as defined in the agreement). The agreement also provides for annual base salary of no less than $825,000 during the term of his employment, in addition to a target annual incentive bonus of no less than 200% of his base salary. In addition, Mr. Mense is entitled to long-term incentive compensation awards pursuant to the Incentive Compensation Plan.

        If Mr. Mense's employment is terminated without "cause" or if he resigns for "good reason" prior to the end of the agreement's term, in addition to the retention bonus, he will receive a cash severance equal to unpaid balance of annual base salary along with annual incentive awards prorated through the end of the term, the aggregate of which will not be less than $2.5 million. He will also receive long term incentive awards prorated through the end of the term of the agreement.

 2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

        The following 2016 Outstanding Equity Awards at Fiscal Year End Table summarizes equity awards made to the NEOs which were outstanding as of December 31, 2016.

		Option/SARs Awards					Stock Awards
												Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (#)						Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
		Number of Securities Underlying Unexercised Options/SARs (#)	Number of Securities Underlying Unexercised Options/SARs (#)
								Market Value of Shares or Units of Stock That Have Not Vested ($)
							Number of Shares or Units of Stock That Have Not Vested (#)
					Option/ SARs Exercise Price (a) ($)
						Option/SARs Expiration Date
Name	Date of Grant	Exercisable	Unexercisable
Dino E. Robusto	11/21/2016	—	—	—		—	—	—		31,614	(b)	$1,311,981

Thomas F. Motamed	01/2/2009	80,000	—	—	$16.50	1/2/2019	—	—		—		—
	03/3/2010	80,000	—	—	$25.56	3/3/2020	—	—		—		—
	01/28/2011	80,000	—	—	$27.11	1/28/2021	—	—		—		—
	02/28/2013	—	—	—	—	—	39,210	$1,627,215	(c)	—		—
	02/24/2014	—	—	—	—	—	58,430	$2,424,845	(c)	—		—
	03/18/2015	—	—	—	—	—	90,724	$3,765,046	(c)	—		—
	03/1/2016	—	—	—	—	—	170,998	$7,096,417	(d)	—		—

D. Craig Mense	02/7/2007	25,000	—	—	$41.86	2/7/2017	—	—		—		—
	02/6/2008	30,000	—	—	$32.54	2/6/2018	—	—		—		—
	02/4/2009	30,000	—	—	$11.51	2/4/2019	—	—		—		—
	2/24/2014	—	—	—	—	—	0	$0	(e)	—		—
	3/18/2015	—	—	—	—	—	—	—		12,454	(b)	$516,841
	5/5/2016	—	—	—	—	—	31,828	$1,320,862	(f)	—		—
	5/5/2016	—	—	—	—	—	15,914	$660,431	(g)	—		—

Jonathan D. Kantor	02/7/2007	30,000	—	—	$41.86	2/7/2017	—	—		—		—
	02/4/2009	17,067	—	—	$11.51	2/4/2019	—	—		—		—
	03/3/2010	7,500	—	—	$25.56	3/3/2020	—	—		—		—
	01/28/2011	7,500	—	—	$27.11	1/28/2021	—	—		—		—
	02/24/2014	—	—	—	—	—	0	$0	(e)	—		—
	03/18/2015	—	—	—	—	—	—	—		9,661	(b)	$400,932
	05/5/2016	—	—	—	—	—	24,691	$1,024,677	(f)	—		—
	05/5/2016	—	—	—	—	—	12,345	$512,318	(g)	—		—

Timothy J. Szerlong	09/11/2009	10,000	—	—	$24.14	9/11/2019	—	—		—		—
	04/27/2010	10,000	—	—	$27.89	4/27/2020	—	—		—		—
	01/28/2011	10,000	—	—	$27.11	1/28/2021	—	—		—		—
	02/27/2012	10,000	—	—	$28.32	2/27/2022	—	—		—		—
	2/24/2014	—	—	—	—	—	0	$0	(e)	—		—
	3/18/2015	—	—	—	—	—	—	—		10,567	(b)	$438,531
	5/5/2016	—	—	—	—	—	27,006	$1,120,749	(f)	—		—
	5/5/2016	—	—	—	—	—	13,503	$560,375	(g)	—		—

Thomas Pontarelli	02/7/2007	15,000	—	—	$41.86	2/7/2017	—	—		—		—
	02/6/2008	15,000	—	—	$32.54	2/6/2018	—	—		—		—
	02/4/2009	15,000	—	—	$11.51	2/4/2019	—	—		—		—
	02/24/2014	—	—	—	—	—	0	$0	(e)	—		—
	03/18/2015	—	—	—	—	—	—	—		10,567	(b)	$438,531
	05/5/2016	—	—	—	—	—	27,006	$1,120,749	(f)	—		—
	05/5/2016	—	—	—	—	—	13,503	$560,375	(g)	—		—
(a)
The exercise price shown for individual optionees is the fair market value of the Company's Common Stock on the date of grant (calculated as the average of its high and low sales prices on that date reported on the NYSE Composite Tape).

(b)
Represents outstanding performance share unit awards for the 2015-2017 performance cycle assuming target achievement. The actual number of shares that will be distributed is not yet determinable. Such performance share unit awards, if earned, will vest no later than March 2018. For information regarding the performance shares, please refer to the "Compensation Discussion and Analysis—Incentive Compensation Awards" section. The actual value of awards at the end of the performance period may vary from the valuations indicated above.

(c)
Mr. Motamed will be fully vested in these awards upon his retirement from the Company, pursuant to the terms of his employment agreement.

(d)
At the January 31, 2017 Compensation Committee meeting, the Compensation Committee determined that the achievement for this award was equal to 100% or 170,998 RSUs.

  Mr. Motamed will be fully vested in this award upon his retirement from the Company, pursuant to the terms of his employment agreement.

(e)
Represents performance share unit awards for the 2014-2016 performance cycle actual achievement. At the January 31, 2017 Compensation Committee meeting, the Compensation Committee determined that the achievement for these awards was equal to 0%. For information regarding the performance shares, please refer to the "Compensation Discussion and Analysis—Incentive Compensation Awards" section. The actual value of awards at the end of the performance period may vary from the valuations indicated above.

(f)
Represents outstanding performance share unit awards for the PSP 2016 performance cycle at target achievement. At the January 31, 2017 Compensation Committee meeting, the Compensation Committee determined that the achievement for these awards was equal to 100%. Such performance share unit awards will vest no later than March 2019. For information regarding the performance shares, please refer to the "Compensation Discussion and Analysis—Incentive Compensation Awards" section. The actual value of awards at the end of the performance period may vary from the valuations indicated above.

(g)
Represents outstanding performance share unit awards for the Special Supplemental Equity Award for the 2016 performance cycle at target achievement. At the January 31, 2017 Compensation Committee meeting, the Compensation Committee determined that the performance achievement for these awards was equal to 100%, which results in a target/maximum payout equal to 50% of the granted amount. Such performance share unit awards will vest 50% following the end of the performance period, and the remaining 50% one year later one year. For more information regarding the performance shares, please refer to the "Compensation Discussion and Analysis—Incentive Compensation Awards" section. The actual value of awards at the end of the performance period may vary from the valuations indicated above.

2016 OPTION EXERCISES AND STOCK VESTED

        The following 2016 Option Exercises and Stock Vested Table summarizes the value realized by the NEOs on stock option/SARs exercises and stock award vesting during the year ended December 31, 2016.

	Option/SARs Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Dino E. Robusto	—	—	—		—

Thomas F. Motamed	—	—	142,618	(a)	$4,204,096(b)

D. Craig Mense	—	—	25,251		$788,084

Jonathan D. Kantor	—	—	19,588		$611,341

Timothy J. Szerlong	—	—	20,965		$654,318

Thomas Pontarelli	—	—	21,425		$668,674
(a)
Represents 25% installment vesting of performance-based RSU awards granted on February 27, 2012, February 28, 2013, February 24, 2014 and March 18, 2015. Number of shares includes 60,123 shares withheld by the Company at the election of Mr. Motamed to pay for minimum withholding tax due upon the vesting of the foregoing four RSU awards on February 29, 2016, February 29, 2016, February 24, 2016 and March 18, 2016 respectively. If vesting date falls on non-business day, the actual vesting date is the next business day.

(b)
Determined based on the average of the high and low price of Company Common Stock on the February 29, 2016, February 29, 2016, February 24, 2016 and March 18, 2016 vesting dates, excluding tax obligations incurred in connection with such vesting.

 2016 PENSION BENEFITS TABLE

        The following 2016 Pension Benefits Table provides the present value of accumulated benefits payable to each of the NEOs under the qualified and non-qualified pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Dino E. Robusto	—	—	—		—

Thomas F. Motamed	—	—	—		—

D. Craig Mense	—	—	—		—

Jonathan D. Kantor	CNA Retirement Plan	21.25	$1,161,294	(a)	0.00
	CNA Supplemental Executive Retirement Plan	21.25	$15,822,032	(b)	0.00

Timothy J. Szerlong	—	—	—		—

Thomas Pontarelli	CNA Retirement Plan	17.42	$1,021,326	(a)	0.00
	CNA Supplemental Executive Retirement Plan	17.42	$6,738,446	(b)	0.00
(a)
The present value of accumulated benefit was determined assuming commencement at age 62 (or current age if older) using a discount rate of 3.95% and the Adjusted RP-2014 projected generationally with Scale MP-2016. The mortality rates apply after commencement. The payment form reflects the availability and anticipated election of optional payment forms offered under the plan based on plan experience.

(b)
The present value of accumulated benefit was determined assuming commencement at age 62 (or current age if older), with payment under the lump sum payment form. For Messrs. Kantor and Pontarelli the lump sum payment at age 62 (or current age if older) was determined using a forward rate application of the three-segment yield curve specified in IRS Notice 2016-78 (1.79% for payments made during the first 5 years; 3.80% for payments made for the next 15 years; and 4.71% for payments made thereafter). For Messrs. Kantor and Pontarelli the Adjusted RP-2014 projected generationally with Scale MP-2016 was used. The lump sum payment at commencement was discounted to the measurement date using a discount rate of 3.90%.

Narrative Supplement to the 2016 Pension Benefits Table

        CNA provides two defined benefit pension plans in which certain NEOs participate. The Retirement Plan is a defined benefit pension plan available to employees hired on or before December 31, 1999. This plan is qualified under Section 401(a) of the IRC. The SERP is a non-qualified defined benefit pension plan that provides benefits to employees who are eligible to participate in the Retirement Plan and whose accrued benefit under such plan is restricted by IRC Sections 401(a)(17) or 415.

CNA Retirement Plan

        The Retirement Plan provides a life annuity benefit at normal retirement age equal to (1) less (2) below:

(1)
The sum of (A) and (B) below:

(A)
2% of Highest Average Monthly Compensation multiplied by years and months of Accrual Service, up to a maximum of 25 years; and

(B)
0.6667% of Highest Average Monthly Compensation multiplied by years and months of Accrual Service over 25 years, up to 15 such years.

(2)
1.4% of Primary Social Security Amount multiplied by years and months of Accrual Service, up to a maximum of 35 years.

        "Highest Average Monthly Compensation" is computed as the average of the 60 consecutive months of compensation over the entire period of employment which produce the highest monthly average. Compensation includes base salary, incentive compensation, overtime, and incentive or performance bonuses before these are reduced by contributions to tax-deferred or tax-exempt plans under IRC Sections 401(k), 125 or 132(f)(4). Compensation recognized under the Retirement Plan is limited under the provisions of IRC Section 401(a)(17).

        "Primary Social Security Amount" is an estimate of the monthly primary insurance amount available at age 65 computed under the Social Security Act in effect on January 1 of the year of determination. This amount is estimated by assuming annual wages for the period after termination of employment to age 65 are equal to earnings in the last full year of employment and past wages are estimated assuming wage increases of 6% per year from the later of age 22 or January 1, 1951.

        "Accrual Service" is determined in years and months from the date of hire, with one month credited for any month in which the employee works.

        Employees who are eligible to participate in the Retirement Plan include all employees of the Company's subsidiary, Continental Casualty Company, hired prior to January 1, 2000. Eligible employees became participants in the Retirement Plan at the later of: (i) the date an employee attained age 21; (ii) the date an employee became an Eligible Employee; or (iii) the date the employee completed 1,000 hours of service.

        A participant's right to an accrued benefit under the Retirement Plan becomes non-forfeitable after three years of vesting service or when the participant attains Normal Retirement age (later of sixty-fifth birthday or fifth anniversary of the date of participation). The accrued benefit is payable on an unreduced basis on or after age 65. Participants who terminate with at least three years of vesting service and with the sum of their age and service greater than or equal to 65 are eligible for early retirement and may commence benefits at any time. Such benefits are reduced by 1/3 of 1 percent for each complete calendar month that commencement precedes the first of the month coincident with or next following their sixty-second birthday. Participants who terminate with at least ten years of vesting service, but the sum of their age plus service is less than 65, may commence receiving benefits as early as age 55 with a reduction of 1/2 of 1 percent for each complete calendar month that benefit commencement precedes the first of the month coincident with or next following their sixty-fifth birthday.

        Participants who commence receiving benefits at an early retirement age and who reached age 40 prior to January 1, 2000 are eligible for a supplemental benefit payable until they attain age 62. This benefit is equal to the offset described above reduced for early retirement.

        The normal form of payment for a single participant is the single life annuity. The normal form of payment for a married participant is the qualified 50% joint and survivor annuity. Several optional forms of payment are offered. These include 50%, 66 2/3%, 75% and 100% joint and contingent annuities, and the single life annuity. Benefits paid under any of these optional forms are actuarially equivalent to the single life annuity benefit available at the age of the commencement of benefits.

        The Retirement Plan provides benefits upon the death or disability of an active participant. The spouse of a deceased active participant who dies with at least three years of vesting service is eligible to receive 50% of the participant's accrued benefit, assuming the participant had attained early retirement age at the date of death and retired with a 50% joint and survivor annuity payment form. The early retirement reduction in this case is 1/3 of 1 percent for each complete calendar month the date of death precedes the first of the month coincident with or next following the participant's sixty-second birthday. Upon becoming disabled after five years of vesting service, the participant is eligible for additional Accrual Service to the earliest to occur of the cessation of disability, normal retirement age or the election of an earlier annuity starting date. Compensation while disabled is credited at the same rate of compensation in the last full month worked.

        Of the NEOs, only Messrs. Kantor and Pontarelli are eligible to participate in the Retirement Plan and are also eligible for an early retirement benefit under the Retirement Plan. Effective June 30, 2015, the accrued benefits for all participants in the Retirement Plan, including Messrs. Kantor and Pontarelli, were frozen.

CNA Supplemental Executive Retirement Plan

        The SERP provides the portion of the Retirement Plan benefit which cannot be paid from the Retirement Plan due to the compensation limitations of IRC Section 401(a)(17) or the benefit amount limitations of IRC Section 415.

        The provisions of the SERP are the same as the Retirement Plan. A participant who terminates and is eligible to receive a benefit under the Retirement Plan, whether a normal, early, or late retirement benefit, shall receive a benefit from the SERP equal to the excess, if any, of the amount the participant would have received from the Retirement Plan if neither IRC Section 401(a)(17) nor IRC Section 415 tax limits applied to the participant's actual Retirement Plan benefit. The amount of the benefit the participant would receive under the SERP shall be determined on the same basis as the participant's actual Retirement Plan benefit, taking into account the participant's age, compensation history, and service upon termination. The provisions of the SERP with respect to death and disability benefits are the same as the Retirement Plan.

        A SERP benefit accrued after December 31, 2004 will be paid as a lump sum as soon as practicable after the participant's termination of employment; provided, that if the participant's Rule of 65 (service plus age) on the termination date, does not equal at least 65, it shall be paid on the later of the date the participant terminates employment or the date he reaches either age 55 or age 65 if he had not completed 10 years as of December 31, 2008. The lump sum is equal to the actuarial equivalent of such benefit determined under the term of the Retirement Plan. The Company has also elected to pay all benefits accrued prior to January 1, 2005 in the form of a lump sum, but retains discretion to pay benefits accrued prior to January 1, 2005 either as a lump sum or as an annuity regardless of amount.

        Messrs. Kantor and Pontarelli are eligible to participate in the SERP and are also eligible for early retirement benefits under the SERP. Effective June 30, 2015, the accrued benefits for all participants in the SERP, including Messrs. Kantor and Pontarelli, were frozen.

2016 NON-QUALIFIED DEFERRED COMPENSATION TABLE

        The following 2016 Non-Qualified Deferred Compensation Table provides information on executive contributions, earnings and account balances for the NEOs in the CNA Non-Qualified Savings Plan, a non-qualified, unfunded and unsecured deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year (a)	Company Contributions in Last Fiscal Year (b)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End
Dino E. Robusto	$333	—	—	—	$333

Thomas F. Motamed	$297,000	$411,350	$73,218	—	$4,687,844

D. Craig Mense	$147,000	$197,325	$58,231	—	$3,717,464

Jonathan D. Kantor	$32,100	$142,820	$24,672	—	$1,587,006

Timothy J. Szerlong	$122,000	$147,062	$25,299	—	$1,670,535

Thomas Pontarelli	$45,000	$126,662	$26,278	—	$1,687,203
(a)
Reflects amounts that have been reported as Salary in the Summary Compensation Table.

(b)
Includes Company performance and additional matching contributions, as further explained below, credited to the NEO's account in the 2016 calendar year for 2015 performance. Company performance and additional matching contributions for 2016 performance will be credited to the NEOs account in the first quarter of 2017 and are not reflected in this table. For information regarding employer contributions, please refer to the discussion in the "Narrative Supplement to the 2016 Non-Qualified Deferred Compensation Table" section following this table.

Narrative Supplement to the 2016 Non-Qualified Deferred Compensation Table

        CNA's defined contribution plans consist of the 401(k) Plus Plan, which is a tax-qualified 401(k) plan, and the CNA Non-Qualified Savings Plan, which is a non-qualified deferred compensation plan. Each full-time employee is eligible to participate in the 401(k) Plus Plan immediately upon hire, and generally may elect to contribute a portion of their compensation to the 401(k) Plus Plan as before-tax, after-tax or Roth 401(k) contributions. An employee whose compensation exceeds the limit on compensation that may be taken into account under the 401(k) Plus Plan as a result of IRC Section 401(a)(17) (which includes all of the NEOs) may elect to contribute up to 12% of eligible compensation to the 401(k) Plus Plan on a pre-tax or Roth basis, and defer up to 38% of eligible compensation to the CNA Non-Qualified Savings Plan until the Section 401(a)(17) or the 402(g) limit is reached. Thereafter, the employee may defer up to 50% of the portion of eligible compensation that exceeds the Section 401(a)(17) limit to the CNA Non-Qualified Savings Plan on a pre-tax basis. In addition, if the employee's total contributions to the 401(k) Plus Plan for a year would otherwise exceed the maximum amount that may be contributed for the year pursuant to IRC Sections 402(g) or 415, the excess may be credited to the CNA Non-Qualified Savings Plan.

        Employer contributions to the CNA Non-Qualified Savings Plan are calculated on the same basis as contributions to the 401(k) Plus Plan as described below, but only to the extent that employer contributions to the 401(k) Plus Plan are limited by the IRC. The vesting requirements for employer contributions to the CNA Non-Qualified Savings Plan are also the same as the vesting requirements for contributions to the 401(k) Plus Plan. However, participants in the CNA Non-Qualified Savings Plan are not permitted to select among different investment funds, as are participants in the 401(k) Plus Plan. Instead, all accounts in the CNA Non-Qualified Savings Plan are credited with earnings at the rate earned by the 401(k) Plus Plan's Invesco Stable Value Fund. Effective June 30, 2015, CNA changed its Retirement Plan for employees continuing to accrue benefits under the Retirement Plan. CNA froze accruals as of June 30 and starting with the first pay period after July 1, 2015, all employees are entitled to receive the enhanced Company contributions in the 401(k) Plus Plan of an annual basic employer contribution to the 401(k) Plus Plan and CNA Non-Qualified Savings Plan, if applicable, of 3% or 5% of their eligible compensation, depending on their age. In addition, these employees are eligible to receive discretionary annual performance contributions of up to 2% of eligible compensation and an additional employer match of up to 80% of the first 6% of salary contributed by the employee. The basic, performance and additional employer matching contributions are referred to herein as "Enhanced 401(k) Plus" and "Enhanced CNA Non-Qualified Savings Plan." All eligible employees are entitled to a 70% employer matching contribution to the 401(k) Plus Plan and CNA Non-Qualified Savings Plan, if applicable, on the first 6% of eligible compensation contributed by the employee. The employer matching contribution rates for employees during the first year of service are 50% of the foregoing.

        Employer matching, basic and performance contributions to both the 401(k) Plus Plan and CNA Non-Qualified Savings Plan vest at the rate of 20% per year commencing with the first year of service. After five years of service, all accounts are fully vested. All of the NEOs, with the exception of Mr. Robusto, are fully vested in their 401(k) Plus Plan and CNA Non-Qualified Savings Plan account balances. Mr. Robusto was 0% vested in the company contributions in his accounts at December 31, 2016.

        All salary amounts and annual incentive cash compensation amounts are considered eligible compensation for purposes of the Retirement Plan, the SERP, and for basic and performance contributions to the 401(k) Plus Plan and CNA Non-Qualified Savings Plan. Only base salary is considered eligible compensation for purposes of employer matching contributions to the 401(k) Plus Plan and CNA Non-Qualified Savings Plan.

        Mr. Motamed's eligible compensation for purposes of elective contributions and employer matching contributions for the 401(k) Plus Plan is his base salary and, under the terms of his employment agreement, his eligible compensation for the CNA Non-Qualified Savings Plan includes both his base salary and his annual incentive cash compensation, provided that the aggregate amount of salary and annual bonus included for any full calendar year shall not exceed $3,500,000.

 2016 POTENTIAL PAYMENTS UPON TERMINATION TABLES

        The following 2016 Potential Payments upon Termination Tables provide the present value of the potential payments upon termination. Annual and LTI Plan Cash Payments, and Equity Award are assumed at target level achievement for purposes of these tables. Please refer to the "Narrative Supplement to the 2016 Summary Compensation Table and the 2016 Grants of Plan-Based Awards Table" section for more information regarding termination.

Dino E. Robusto

Benefit (a)	Termination w/o Cause or for Good Reason	Retirement	Voluntary Termination	For Cause Termination	Death/Disability	Change in Control
Annual and LTI Plan Cash Payments	$572,917	$0	$0	$0	$572,917	$0
Equity Awards (b)	$1,311,981	$0	$0	$0	$1,311,981	$0
Severance Related Payments (c)	$11,750,000	$0	$0	$0	$0	$0
Benefits and Perquisites (d)	$1,896	$0	$0	$0	$948	$0
Excise Tax and Gross-Up	$0	$0	$0	$0	$0	$0
Total Potential Payments	$13,636,794	$0	$0	$0	$1,885,846	$0

D. Craig Mense

Benefit (a)	Termination w/o Cause or for Good Reason	Retirement	Voluntary Termination	For Cause Termination	Death/Disability	Change in Control
Annual and LTI Plan Cash Payments	$2,165,625	$1,993,922	$0	$0	$2,165,625	$0
Equity Awards (b)	$2,498,134	$2,326,026	$0	$0	$2,498,134	$0
Severance Related Payments (c)	$8,140,625	$0	$0	$0	$0	$0
Benefits and Perquisites	$0	$0	$0	$0	$0	$0
Excise Tax and Gross-Up	$0	$0	$0	$0	$0	$0
Total Potential Payments	$12,804,384	$4,319,948	$0	$0	$4,663,759	$0

Thomas F. Motamed

Benefit (a)	Retirement
Annual and LTI Plan Cash Payments	$2,979,167
Equity Awards (b)	$14,913,606
Severance Related Payments (c)	$1,792,043
Benefits and Perquisites	$0
Excise Tax and Gross-Up	$0
Total Potential Payments	$19,684,816

  (a)
  Please refer to the Pension Benefits table and the Non-Qualified Deferred Compensation Tables above for estimated payments under the SERP and CNA Non-Qualified Savings Plan.

  (b)
  The amounts reported in this row represent the aggregate value of equity awards that would vest in connection with a termination of employment based on the closing price per share of our common stock on December, 31, 2016.

  (c)
  Severance Related payments includes severance payments due to the executive in connection with his termination as described in the "Narrative Supplement to the 2016 Summary Compensation Table and the 2016 Grants of Plan-Based Awards Table" section, that may become payable as a result of such termination.

  (d)
  The amount reported in this row represents the present value of continuing Mr. Robusto's life insurance benefit at the same level and cost to him as immediately preceding the date of termination for 24 months in the event of termination without cause or for good reason, and 12 months in the event of death or disability.

        As of December 31, 2016, of the NEOs only Mr. Mense, Mr. Motamed, and Mr. Robusto have severance agreements with the Company. However, the following would have become payable under existing equity-based plans and arrangements if the named executive's employment had terminated on December 31, 2016 under the following scenarios:

  (1)
  Retirement: Mr. Kantor, $0; Mr. Szerlong, $2,265,144; and Mr. Pontarelli, $2,265,158.

  (2)
  Death or Disability: Mr. Kantor, $2,070,348; Mr. Szerlong, $2,265,144

        As described under "Narrative Supplement to the 2016 Summary Compensation Table and the 2016 Grants of Plan-Based Awards Table", the Company has entered into a retention agreement with Mr. Mense as of February 4, 2016, which agreement includes severance-related provisions.

RELATED PARTY TRANSACTIONS

        It is our policy that any transaction involving the Company or any of its subsidiaries in which any of our directors, executive officers, principal stockholders has had or will have a direct or indirect material interest be submitted to our General Counsel for review and reported to our Audit Committee for its consideration, without the participation of any Audit Committee member who may be involved in the transaction. In each case, the Audit Committee will consider, in light of all the facts and circumstances it deems relevant, whether the transaction is fair and reasonable to us and our stockholders, including our minority stockholders.

        The Loews ownership of the voting securities of CNA has exceeded 80% since 1980 requiring the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax returns filed by Loews. Accordingly, following approval by CNA's Audit Committee and Board of Directors, CNA and Loews entered into a tax allocation agreement (the "Tax Allocation Agreement") that provides that CNA will (i) be paid by Loews the amount, if any, by which the Loews consolidated federal income tax liability is reduced by virtue of the inclusion of CNA and its subsidiaries in the Loews consolidated federal income tax return, or (ii) pay to Loews an amount, if any, equal to the federal income tax that would have been payable by CNA, if CNA and its subsidiaries had filed a separate consolidated return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without CNA and its eligible subsidiaries, CNA may be required to repay tax recoveries previously received from Loews. The Tax Allocation Agreement may be cancelled by CNA or Loews upon 30 days' prior written notice. In 2016, the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax return of Loews resulted in an increase in the federal income tax liability for Loews. Accordingly, CNA has paid or will pay approximately $155 million to Loews for 2016 under the Tax Allocation Agreement.

        The Company, certain Company subsidiaries and a Loews subsidiary have entered into an Investment Facilities and Services Agreement (the "Investment Services Agreement"). Under the Investment Services Agreement, a Loews subsidiary provides to the Company and its subsidiaries certain investment facilities and services. The Company and any applicable subsidiary pays directly or reimburses a Loews subsidiary for all reasonable costs, expenses and disbursements incurred by a Loews subsidiary in providing the services which in 2016 amounted to approximately $43 million. In addition, the Company reimburses Loews for certain expenses related to the provision of limited corporate services by Loews employees. In 2016, such reimbursement amounted to approximately $1 million.

        During 2016, Loews or its subsidiaries paid premiums on bonds, insurance and administrative services to the CNA insurance companies at standard rates aggregating approximately $2 million.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 required our directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities of the Company. Based upon review of the information provided to the

Company, we believe that all Section 16(a) filing requirements were complied with during the 2016 fiscal year.

APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION (NON-BINDING)
(Proposal No. 2)

        This proposal gives you as a stockholder the opportunity to endorse or not endorse our executive pay practices with respect to the NEOs. This vote is intended to provide an overall assessment of our executive compensation program and is not intended to focus on any specific item of compensation. You should consider the details of our executive compensation program provided in the 2016 Summary Compensation Table and the tables and narrative discussion that follow it. This disclosure sets forth the factors considered in determining executive compensation packages, including market information utilized in implementing competitive compensation to attract top talent. We request stockholder approval of the executive compensation as disclosed pursuant to the SEC's compensation disclosure rules, which disclosures include the compensation tables and the narrative discussion following the compensation tables.

        As an advisory vote, this proposal is not binding upon our Board or the Company. However, we expect that our Compensation Committee, which is responsible for determining and implementing our executive compensation program, will consider the outcome of the vote when making future executive compensation determinations.

        The Board of Directors recommends that the stockholders vote FOR Proposal No. 2.

 FREQUENCY OF SUBMISSION OF NON-BINDING VOTE
ON EXECUTIVE COMPENSATION
(Proposal No. 3)

        We are requesting stockholder input on how often we should submit our executive compensation for approval to our stockholders. You are being asked whether we should hold an advisory vote on executive compensation with respect to the NEOs every; year, two years, or three years. Our Board has concluded that holding an advisory vote on executive compensation every year is appropriate.

        As an advisory vote, this proposal is not binding upon our Board or the Company. Our Board could, if it concluded it was in our best interest to do so, choose not to follow or implement the outcome of the advisory vote. However, we expect that our Board will consider the outcome of the vote when determining how often to hold a stockholder advisory vote on our executive compensation.

        The Board of Directors recommends that the stockholders vote FOR every year.

 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
(Proposal No. 4)

        Our Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as the independent registered public accounting firm for 2017. Although it is not required to do so, our Board of Directors wishes to submit the selection of Deloitte & Touche LLP for ratification by the Company's stockholders at the Annual Meeting. Even if this selection is ratified by Stockholders at the Annual Meeting, our Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. If the Company's stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to answer appropriate questions and, if they choose to do so, to make a statement.

        For the years ended December 31, 2016 and 2015, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte"), which includes Deloitte Consulting.

        Audit and audit-related fees aggregated for year ended 2016 were $12.0 million and for year ended 2015 were $11.1 million and were composed of the below-described categories:

Audit Fees

        The aggregate fees billed for the audit of the Company's annual financial statements included in the Company's Annual Report on Form 10-K and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for years ended December 31, 2016 was $11.3 million and December 31, 2015 was $10.7 million.

Audit-Related Fees

        The aggregate fees billed for audit-related services for year ended December 31, 2016 were $0.7 million and for year ended December 31, 2015 were $0.3 million. These fees generally include fees for consents and comfort letters, audits of the Company's employee benefit plans, accounting consultations and SEC-related matters.

Tax Fees

        The aggregate fees billed for tax services was $9,800 for 2016. The aggregate fees billed for tax services for the year ended December 31, 2015 was $31,000.

All Other Fees

        There were no fees for services not included above in either 2016 or 2015.

        Our Audit Committee has established a pre-approval policy with regard to audit, audit-related and certain non-audit engagements by the Company of its independent registered public accountants. Under this policy, our Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte, subject to maximum dollar limitations. All other engagements for services to be performed by Deloitte must be separately pre-approved by the Audit Committee. The Audit Committee has also designated the Chairman of the Audit Committee as having authority to pre-approve such engagements as allowed by the policy, subject to reporting on such pre-approvals to the Audit Committee at its next scheduled meeting. All of the fees set forth above have been approved by the Audit Committee in accordance with its approval procedures.

        The Board of Directors recommends that the stockholders vote FOR Proposal No. 4.

 OTHER MATTERS

        The Company is not aware of any other business to come before the Annual Meeting. However, if any other matters come before the Annual Meeting, the persons named in the proxies will act in their best judgment on behalf of the stockholders they represent.

        The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily through use of the mail, but regular employees of the Company or its subsidiaries may solicit proxies personally, by telephone, by electronic transmission or facsimile. Such employees will receive no special compensation for such solicitation. Brokers and nominees will be requested to obtain voting instructions of beneficial owners of Common Stock registered in their names and will be reimbursed for their out-of-pocket expenses and reasonable clerical expenses.

STOCKHOLDER AND OTHER INTERESTED PARTY COMMUNICATIONS
TO THE BOARD OF DIRECTORS OR THE INDEPENDENT DIRECTORS

        The Company has a process by which stockholders or other interested parties may communicate with our Board of Directors. Stockholders and other interested parties wishing to communicate directly to our Board of Directors may submit written communications addressed to the Board of Directors, c/o General Counsel, CNA Financial Corporation, 333 South Wabash Avenue, 43rd Floor, Chicago,

Illinois 60604. All such communications from stockholders will be forwarded to the members of the Board.

        Any Stockholder of the Company wishing to communicate with our Independent Directors may do so in the following ways:

  •
  By submitting the communication in writing addressed to:

    Presiding Director, Non-Management Directors of CNA Financial Corporation
    c/o Senior Vice President, Chief Compliance Officer
    CNA Financial Corporation
    333 South Wabash Avenue
    24th Floor
    Chicago, Illinois 60604

  •
  By leaving a recorded message addressed to Presiding Director, Non-Management Directors of CNA Financial Corporation at the following telephone number: 1-888-679-9252; or

  •
  By sending an email to the attention of the Presiding Director, Non-Management Directors of CNA Financial Corporation at: corporateinvestigations@cna.com.

 STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

Inclusion of Proposals in the Company's Proxy Statement and Proxy Card under the SEC Rules

        Stockholder proposals for inclusion in proxy materials for the 2018 Annual Meeting should be addressed to the Company's Executive Vice President, General Counsel and Secretary, 333 South Wabash Avenue, 43rd Floor, Chicago, Illinois 60604, and must be received by November 17, 2017 in order to be included in the Company's proxy materials. Proxies solicited by the Company for the 2018 Annual Meeting may confer discretionary authority to vote on any proposals submitted after January 26, 2018 without a description of them in the proxy materials for that meeting.

Advance Notice Requirements for Stockholder Submission of Nominations and Proposals

        A stockholder recommendation for nomination of a person for election to the Board of Directors or a proposal for consideration at the 2018 Annual Meeting must be submitted in accordance with the advance notice procedures and other requirements in the Company's bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder proposal included in the Company's proxy statement and form of proxy/voting instruction card pursuant to SEC rules.

        The Company's bylaws require a stockholder who wants to nominate a director to submit a stockholder proposal be a stockholder of record at the time of giving the notice and the time of the meeting, be entitled to vote at the meeting and comply with the advance notice provisions in the bylaws. Such provisions require that stockholder recommendations for nominees to the Board must include the name of the nominee or nominees, all information relating to such person that is required to be disclosed in a proxy statement, a consent signed by the nominee evidencing a willingness to serve as a director, if elected, and disclosure of any material relationship between the shareholder or the beneficial owner and the proposed nominee or nominees, including any material interest in such business of the stockholder or beneficial owner. The bylaws require that stockholder proposals include a brief description of the business to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting, and any material interest of such shareholder or the beneficial owner, if any, on whose behalf the proposal is made in such business. In order to be considered timely pursuant to Rule 14a-4 and Rule 14a-5(e) under the Exchange Act, under the advance notice requirements of the Company's bylaws, the proposal or recommendation for nomination must be received by the Company's General Counsel and Secretary (at the address above) at least 90 days but no more than 120 days prior to the first anniversary of the previous year's meeting. For the 2018 Annual Meeting, a proposal or recommendation for nomination must be received no earlier than December 27, 2017 and not later than January 26, 2018. However, in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. In the case of nominations of persons for election as directors at a special meeting called for such a purpose, notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

        Except for proposals properly made in accordance with Rule 14a-8 under the Exchange Act and included in the notice of meeting given by or at the direction of the Board of Directors, the advance notice provisions of the Company's bylaws shall be the exclusive means for a stockholder to propose business to be brought before an Annual Meeting.

        In addition, the bylaws require that a stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made, must also include (1) the name and address of the stockholder, (2) the class and number of shares beneficially owned and held of record by the stockholder and beneficial owner, (3) any derivative, swap or any other transaction or series of transactions engaged in, directly or indirectly, by the stockholder or the beneficial owner the purpose or effect of which is to give the stockholder or beneficial owner economic risk similar to ownership in the Company, (4) a representation that the stockholder is the holder of record of the shares and entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal or nomination, and (5) a representation that the stockholder or the beneficial owner intends to be or is part of a group which intends to deliver a proxy statement or form of proxy to the holders of at least the percentage of the Company's outstanding shares required to approve or adopt the proposal or elect the nominee, or otherwise plans to solicit proxies form the stockholders in support of the nomination or proposal.

By order of the Board of Directors,

JONATHAN D. KANTOR Executive Vice President, General Counsel and Secretary

Chicago, Illinois
March 17, 2017

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 26, 2017 CNA FINANCIAL CORPORATION You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. CNA FINANCIAL CORPORATION P.O. BOX 2944 CHICAGO, IL 60690-2944 0000317613_1 R1.0.1.15 See the reverse side of this notice to obtain proxy materials and voting instructions. Meeting Information Meeting Type: Annual Meeting For holders as of: March 03, 2017 Date: April 26, 2017Time: 8:00 AM CDT Location: 333 South Wabash Ave. Room 208N Chicago, Illinois 60604

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: Have the information that is printed in the box marked by the arrow (located on the by the arrow (located on the following page) in the subject line. How To Vote Please Choose One of the Following Voting Methods possession available and follow the instructions. marked by the arrow 0000317613_2 R1.0.1.15 Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any specia requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. l 1. Annual Report2. Notice & Proxy Statement How to View Online: following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET:www.proxyvote.com 2) BY TELEPHONE:1-800-579-1639 3) BY E-MAIL*:sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 12, 2017 to facilitate timely delivery.

The Board of Directors recommends you vote FOR the following: 1. Election to the Board of the eight nominees named below: Nominees 01 06 Jose O. Montemayor Andrew H. Tisch 02 Don M. Randel 07 James S. Tisch 03 Andre Rice 08 Marvin Zonis 04 Dino E. Robusto 05 Joseph Rosenberg The Board of Directors recommends you vote FOR the following proposal: 2. An Advisory, (non-binding) vote to approve named executive officer compensation. The Board of Directors recommends you vote 1 YEAR on the following proposal: 3. An advisory, (non-binding) vote to determine whether a stockholder vote on executive compensation should be held every year, two years or three years. The Board of Directors recommends you vote FOR the following proposal: 4. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for 2017. NOTE: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2, 3 and 4. 0000317613_3 R1.0.1.15 Voting items

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VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CNA FINANCIAL CORPORATION P.O. BOX 2944 CHICAGO, IL 60690-2944 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election to the Board of the eight nominees named below: Nominees 01 Jose O. Montemayor 06 Andrew H. Tisch 02 Don M. Randel 07 James S. Tisch 03 Andre Rice 08 Marvin Zonis 04 Dino E. Robusto 05 Joseph Rosenberg The Board of Directors recommends you vote FOR the following proposal: 2. An Advisory, (non-binding) vote to approve named executive officer compensation. The Board of Directors recommends you vote 1 YEAR on the following proposal: 3. An advisory, (non-binding) vote to determine whether a stockholder vote on executive compensation should be held every year, two years or three years. The Board of Directors recommends you vote FOR the following proposal: 4. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for 2017. For 0 2 years 0 Against 0 3 years 0 Abstain 0 Abstain 0 ForAgainst Abstain 0 0 0 1 year 0 NOTE: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2, 3 and 4. 0 For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000317614_1 R1.0.1.15

CNA FINANCIAL CORPORATION ANNUAL MEETING OF STOCKHOLDERS Wednesday, April 26, 2017 8:00 a.m. CNA FINANCIAL CORPORATION 333 South Wabash Ave. Chicago, IL 60604 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com CNA FINANCIAL CORPORATION Annual Meeting of Stockholders April 26, 2017 8:00 AM This proxy is solicited by the Board of Directors This proxy is solicited by the Board of Directors for the use at the Annual Meeting on April 26, 2017 at 8:00 a.m. D.E. Robusto, J. Rosenberg, J.S. Tisch (the "Proxy Committee"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of CNA Financial Corporation to be held on April 26, 2017 or at any postponement or adjournment thereof. Shares represented by this Proxy will be voted by the stockholder. If no such directions are indicated, the Proxy Committee will have authority to vote FOR the election of each of the Board's nominees for director in Proposal 1, FOR the advisory, (non-binding) vote approving named executive officer compensation in Proposal 2, FOR the advisory (non-binding) vote on executive compensation to be submitted Every Year in Proposal 3 and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for 2017 in Proposal 4. In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000317614_2 R1.0.1.15

QuickLinks

ELECTION OF DIRECTORS (Proposal No. 1)
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION OF EXECUTIVE OFFICERS
2016 SUMMARY COMPENSATION TABLE
Non-Equity Incentive Plan Compensation Footnote Table
2016 ALL OTHER COMPENSATION TABLE
2016 GRANTS OF PLAN-BASED AWARDS TABLE
2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE
2016 OPTION EXERCISES AND STOCK VESTED
2016 PENSION BENEFITS TABLE
2016 NON-QUALIFIED DEFERRED COMPENSATION TABLE
2016 POTENTIAL PAYMENTS UPON TERMINATION TABLES
RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE
APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION (NON-BINDING) (Proposal No. 2)
FREQUENCY OF SUBMISSION OF NON-BINDING VOTE ON EXECUTIVE COMPENSATION (Proposal No. 3)
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal No. 4)
OTHER MATTERS
STOCKHOLDER AND OTHER INTERESTED PARTY COMMUNICATIONS TO THE BOARD OF DIRECTORS OR THE INDEPENDENT DIRECTORS
STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING